UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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OCEANEERING INTERNATIONAL, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000
March 27, 2020
Dear Shareholder:
You are cordially invited to attend the 2020 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 8, 2020, at 8:30 a.m., Central Daylight Saving Time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041. We intend to hold our annual meeting in person. However, we are actively monitoring the situation arising from the coronavirus (COVID-19) pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. If it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communications, and further details on such alternative arrangements and how to participate will be issued by press release, posted on our website at www.oceaneering.com and filed with the U.S. Securities and Exchange Commission (the “SEC”) as additional proxy material. Please monitor our website and filings with the SEC for updated information. It is important that you retain a copy of the control number found on the proxy card, voting instruction form or notice, as that number will be required in order for shareholders to gain access to any meeting held solely by means of remote communications. As always, we encourage you to vote your shares by proxy prior to the annual meeting.
On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2019 is enclosed.
We hope you will be able to attend the meeting. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
Thank you for your interest in Oceaneering.

John R. Huff Chairman of the Board	Roderick A. Larson President and Chief Executive Officer
Enclosures

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to Be Held on May 8, 2020
The accompanying Proxy Statement and Annual Report are available under the Filings & Reports tab in the Investor Relations section of our website (www.oceaneering.com).
The following information applicable to the Annual Meeting may be found in the Proxy Statement and/or the accompanying proxy card:

•	the date, time and location of the meeting;

•	a list of the matters intended to be acted on and our recommendations regarding those matters;

•	any control/identification numbers that you need to access your proxy card; and

•	information about attending the meeting and voting your shares.

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Oceaneering International, Inc.:
The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on Friday, May 8, 2020, at 8:30 a.m., Central Daylight Saving Time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041, for the following purposes:

•
elect three Class I directors as members of the Board of Directors of Oceaneering to serve until the 2023 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

•	approve Oceaneering’s 2020 Incentive Plan (Proposal 2);

•	cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers (Proposal 3);

•	ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2020 (Proposal 4); and

•	transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
The Board of Directors recommends votes in favor of Proposals 1, 2, 3 and 4.
The close of business on March 20, 2020 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
We intend to hold our annual meeting in person. However, we are actively monitoring the situation arising from the coronavirus (COVID-19) pandemic, and we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state and local governments may impose. If it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communications, and further details on such alternative arrangements and how to participate will be issued by press release, posted on our website at www.oceaneering.com and filed with the U.S. Securities and Exchange Commission (the “SEC”) as additional proxy material. Please monitor our website and filings with the SEC for updated information. It is important that you retain a copy of the control number found on the proxy card, voting instruction form or notice, as that number will be required in order for shareholders to gain access to any meeting held solely by means of remote communications. As always, we encourage you to vote your shares by proxy prior to the annual meeting.
Our Board welcomes your attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting via the Internet or by telephone.

By Order of the Board of Directors,

David K. Lawrence Senior Vice President, General Counsel and Secretary
March 27, 2020

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY PROMPTLY VIA THE INTERNET OR BY TELEPHONE OR IN THE ENCLOSED POSTAGE-PAID ENVELOPE IN ACCORDANCE WITH INSTRUCTIONS IN THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT

PROXIES AND VOTING AT THE MEETING
Only holders of record of shares of Oceaneering International, Inc. (“Oceaneering”) common stock, $0.25 par value per share (“Common Stock”) at the close of business on March 20, 2020 will be entitled to notice of, and to vote at, the meeting. As of that date, 99,267,064 shares of our Common Stock, were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. For 10 days prior to the meeting, a list of shareholders entitled to vote will be available for inspection by any shareholder for any purpose germane to the Annual Meeting at our principal executive offices located at 11911 FM 529, Houston, Texas. If you would like to view the shareholder list, please call our Senior Vice President, General Counsel and Secretary, David K. Lawrence, at (713) 329-4500, to schedule an appointment. The shareholder list will also be available for review at the Annual Meeting.
We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about March 27, 2020. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
The accompanying proxy is solicited on behalf of our Board of Directors (our “Board”) for use at our Annual Meeting of Shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson Inc. to solicit proxies at a fee estimated at $11,000, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.
The persons named as proxies were designated by our Board and are officers of Oceaneering. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted as follows:
•FOR Proposal 1 to elect the director nominees proposed by our Board;
•FOR Proposal 2 to approve Oceaneering’s 2020 Incentive Plan;
•FOR Proposal 3 to cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers; and
•FOR Proposal 4 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2020.
Methods of Voting
Voting by Mail – You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.
Voting by Telephone – If you are a shareholder of record, you may vote by proxy by using the toll-free number listed on your proxy card.
Voting via the Internet – If you are a shareholder of record, you may vote by proxy by using the Internet address listed on your proxy card.

Voting at the Meeting – Shareholders of record may also vote at the Annual Meeting. However, even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described in this Proxy Statement so that your votes will be counted if you later decide not to attend the meeting.
The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
If you hold shares through a brokerage firm, bank or other custodian, you may vote via the Internet or by telephone only if the custodian offers that option.
Revocability of Proxies
If you are a shareholder of record, and you vote by proxy by mail, the Internet or telephone, you may later revoke your proxy instructions by:

•
sending a written statement to that effect to our Corporate Secretary at 11911 FM 529, Houston, Texas 77041-3000, the mailing address for the executive offices of Oceaneering, provided that we receive the statement before the Annual Meeting;

•	submitting a signed proxy card, prior to the Annual Meeting, with a later date;

•	voting by proxy at a later time, but prior to the Annual Meeting, via the Internet or by telephone; or

•	voting at the Annual Meeting.
If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
Annual Meeting Admission
Annual meeting admission is limited to our registered holders and beneficial owners as of the record date and persons holding valid proxies from those shareholders. Admission to our annual meeting requires proof of your stock ownership as of the record date, or a valid proxy signed by the registered holder or beneficial owner, and valid, government-issued photo identification. Security measures may be applied for entry into the meeting. The use of cameras, recording devices, phones and other electronic devices is strictly prohibited.
PROPOSAL 1
ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently three directors of each class. The members of each class serve for three years following their election, with one class being elected each year.
Three Class I directors are to be elected at the 2020 Annual Meeting. In accordance with our Bylaws, directors are elected by a plurality of the votes cast. However, our Corporate Governance Guidelines provide that, in an uncontested election of directors, any director nominee who does not receive a “for” vote by a majority of shares present in person or by proxy and entitled to vote and actually voting on the matter shall promptly tender his or her resignation to the Nominating and Corporate Governance Committee of our Board, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board with respect to the director’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results. Abstentions and broker “non-votes” marked on proxy cards will not be counted in the election.
Each Class I director will serve until the 2023 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes II and III will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2021 and 2022, respectively.
Our Board unanimously recommends a vote FOR election of the nominees for Class I directors named below. The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
INFORMATION ABOUT NOMINEES FOR ELECTION AND CONTINUING DIRECTORS
Set forth below is information (ages are as of May 8, 2020) with respect to the three nominees for election as Class I directors, William B. Berry, T. Jay Collins and Jon Erik Reinhardsen, as well as the continuing directors of Oceaneering.
Nominees for Election
Class I Directors (2020 - 2023)
William B. Berry
Mr. Berry, 67, has been a director of Continental Resources, Inc. since 2014 and became its Chief Executive Officer on January 1, 2020. He has also been a director of Frank’s International N.V. since 2015. Mr. Berry previously served as Executive Vice President, Exploration and Production, of ConocoPhillips from 2003 until his retirement in 2008, after more than 30 years with ConocoPhillips and its predecessor, Phillips Petroleum Company, during which he held other executive positions in Africa, Asia, Europe and the Middle East. Within the past five years, Mr. Berry also served on the board of directors of Teekay Corporation from 2011 to December 2015. Mr. Berry has been a director of Oceaneering since June 2016. He is a member of the Compensation Committee.
The Board has determined that Mr. Berry is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business acumen and leadership skills derived in part from his tenure as an executive officer of a publicly traded customer of ours, his over 30 years in exploration and production, and his experience as a director of various other public companies. Mr. Berry has significant financial and operational expertise and experience.
T. Jay Collins
Mr. Collins, 73, has been a director of Pason Systems Inc. since 2012 and Murphy Oil Corporation since 2013. He previously served as Oceaneering’s Chief Executive Officer from 2006 to 2011, President from 1998 to 2011, Chief Operating Officer from 1998 until 2006, Executive Vice President – Oilfield Marine Services from 1995 to 1998, and Senior Vice President and Chief Financial Officer from 1993 to 1995. Mr. Collins has been a director of Oceaneering since 2002. He is a member of the Audit Committee.
The Board has determined that Mr. Collins is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his thorough knowledge regarding Oceaneering and its businesses, which he gained through his years of service as a member of our executive management team, as well as through his prior service on our Board. Mr. Collins has extensive knowledge of the oil and gas industry. Including his service on our Board, Mr. Collins has over 40 years of experience with companies engaged in oilfield-related or other energy-related businesses.
Jon Erik Reinhardsen
Mr. Reinhardsen, 63, has been a director and the chairman of the board of directors of Equinor ASA (formerly Statoil ASA) since September 2017. Previously he served as President and Chief Executive Officer of Petroleum Geo-Services ASA (“PGS”) from 2008 through August 2017.  Prior to joining PGS, he held executive positions in Alcoa Inc. and Aker Kvaerner ASA beginning in 1983. Mr. Reinhardsen has been a director of Telenor ASA since 2014. Mr. Reinhardsen previously served as a director of Cameron International Corporation from 2009 until its acquisition by Schlumberger N.V. in April 2016 and Borregaard ASA from April 2016 to April 2018. Mr. Reinhardsen has been a director of Oceaneering since October 2016. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.
The Board has determined that Mr. Reinhardsen is qualified to serve on our Board based on his extensive experience in, and knowledge of, the subsea oilfield services industry, his involvement with renewable energy, his international perspective and his experience as a director of various other public companies. Including his service on our Board, Mr. Reinhardsen has significant financial and operational expertise and experience spanning over three decades in engineering-, construction- and energy-related businesses.
Continuing Directors
Class II Directors (2018 - 2021)
Deanna L. Goodwin
Ms. Goodwin, 55, served as President, North America Region, of Technip USA, Inc. from December 2013 until her retirement in January 2017, following completion of the business combination involving Technip S.A. and FMC Technologies, Inc. Previously, Ms. Goodwin held other operational and financial leadership positions with Technip USA, Inc. and its predecessors from 2007 and with Veritas DGC, Inc. from 1993 to 2007. She began her career as an auditor with Price Waterhouse, now PricewaterhouseCoopers, in 1987. Ms. Goodwin has been a member of the supervisory board of Arcadis NV, a global design, engineering and management consulting company, since April 2016, and a director of Kosmos Energy Ltd. since June 2018. She is a CPA and a member of the Canadian Chartered Professional Accountants. Ms. Goodwin has been a director of Oceaneering since February 2018. She is chair of the Compensation Committee and a member of the Audit Committee.
The Board has determined that Ms. Goodwin is qualified to serve on our Board based on her considerable experience as an executive officer, particularly with operational and financial experience, as well as her accounting background. Ms. Goodwin’s significant operational and financial background, including over 20 years of experience in the oil and gas products and services industry, allows her to provide valuable contributions to our Board.
John R. Huff
Mr. Huff, 74, has been Chairman of Oceaneering’s Board since 1990. He served as Chief Executive Officer of Oceaneering from 1986 to 2006. Within the past five years, Mr. Huff served as a director of other publicly traded companies, including Suncor Energy Inc. from 1998 to May 2018 and the general partner of Hi-Crush Partners LP, from 2012 to August 2018. He is a member of the National Academy of Engineering. Mr. Huff has been a director of Oceaneering since 1986.
The Board has determined that Mr. Huff is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including over 25 years as Chairman of our Board, his in-depth knowledge regarding Oceaneering and its businesses which he gained through 20 years as our Chief Executive Officer, and his considerable experience as an entrepreneur and a director of other, large multi-national companies, including several companies engaged in oilfield-related and other energy-related businesses. Mr. Huff has extensive knowledge of the oil and gas industry as well as relationships with chief executive officers and senior management at oil and gas and oilfield service companies throughout the world. Including his service on our Board, Mr. Huff has over 50 years of experience with companies engaged in oilfield-related or other energy-related businesses.
Steven A. Webster
Mr. Webster, 68, has served as Managing Partner of AEC Partners, L.P. since May 2017 and as Co-Managing Partner of Avista Capital Partners, L.P., since he co-founded that firm in 2005. Prior to that time, Mr. Webster served as chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity, from 2000 to 2005, and as the Chief Executive Officer of R&B Falcon Corporation and its predecessor, Falcon Drilling Company, from its founding in 1988 to 1999. Mr. Webster has been a trust manager of Camden Property Trust since 1993, a director of Era Group Inc. since 2013 and a director of Callon Petroleum Company since December 2019. Within the past five years, Mr. Webster previously served as a director of a number of other publicly traded companies, including Basic Energy Services, Inc. from 2000 to December 2016, Hercules Offshore, Inc. from 2005 to November 2015 and as chairman of the board of directors of Carrizo Oil & Gas, Inc. from 1993 to December 2019. Mr. Webster has been a director of Oceaneering since March 2015. He is chair of the Nominating and Corporate Governance Committee.
The Board has determined that Mr. Webster is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business leadership skills from his tenure as chief executive officer of publicly traded companies, his over 30-year career in private equity and investment activities, and his experience as a director of various other public and private companies. Mr. Webster has over 35 years of experience in the onshore and offshore oil and gas exploration and production and oilfield services industries.

Class III Directors (2019 - 2022)
Roderick A. Larson
Mr. Larson, 53, has served as President and Chief Executive Officer of Oceaneering since May 2017. He joined Oceaneering in May 2012 as Senior Vice President and Chief Operating Officer and became President in February 2015. Mr. Larson previously held positions with Baker Hughes Incorporated from 1990 until he joined Oceaneering, serving as President, Latin America Region, from 2011, Vice President of Operations, Gulf of Mexico Region, from 2009 to 2011 and in other leadership and technical roles prior thereto. Mr. Larson has also served as a director of Newpark Resources, Inc. since March 2014. Mr. Larson is a member of the National Petroleum Council and the vice chair of the Petroleum Equipment and Services Association. Mr. Larson has been a director of Oceaneering since May 2017.
The Board has determined that Mr. Larson is qualified to serve on our Board based on his in-depth knowledge regarding our business, derived from his service as a member of our executive management team, and over 25 years of experience in the oilfield services industry.
M. Kevin McEvoy
Mr. McEvoy, 69, served as Chief Executive Officer of Oceaneering from 2011 to May 2017 and President from 2011 to February 2015. Mr. McEvoy’s service with Oceaneering began in 1979 with Solus Ocean Systems, Inc., which Oceaneering acquired in 1984. Since then, he held senior management positions in each of our operating groups, prior to being appointed Senior Vice President, Western Region, in 2000, Executive Vice President in 2006, Chief Operating Officer in 2010 and President and Chief Executive Officer in 2011. Mr. McEvoy has also been a director of EMCOR Group, Inc. since June 2016. Mr. McEvoy has been a director of Oceaneering since 2011.
The Board has determined that Mr. McEvoy is qualified to serve on our Board based on his thorough knowledge of Oceaneering and its businesses, which he gained through his years of service in each of our five business segments and as a member of our executive management team, as well as through his prior service on our Board. Mr. McEvoy has over 40 years of experience in offshore, diving and other subsea and marine-related activities, primarily in oilfield-related areas, with significant international exposure.
Paul B. Murphy, Jr.
Mr. Murphy, 60, has, since 2009, been Chief Executive Officer and chairman of the board of directors of Cadence Bancorporation and its predecessors. From 1990 to 2009, Mr. Murphy was employed by Amegy Bank of Texas, where he served in senior leadership roles, including as Chief Executive Officer. Mr. Murphy serves as a director of the general partner of Natural Resource Partners L.P., a position he has held since March 2018. He served as a director of the Federal Reserve Bank of Dallas – Houston Branch from 2009 through 2015 and as a director of Hines Real Estate Investment Trust, Inc. from 2008 to November 2018. Mr. Murphy has been a director of Oceaneering since August 2012. He is chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee.
The Board has determined that Mr. Murphy is qualified to serve on our Board based on his considerable experience as an executive officer and director of both privately owned and publicly traded companies, particularly financial institutions. Mr. Murphy’s financial background, including over 35 years of business and entrepreneurial experience in the financial services industry, allows him to provide valuable contributions to our Board. Including his service on our Board, Mr. Murphy has over 20 years of experience as a director of publicly owned companies.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth the number of shares of Common Stock beneficially owned as of March 20, 2020 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

Name	Number of Shares (1)	Number of Shares Underlying Restricted Stock Units (2)	Total (3)
Stephen P. Barrett	38,783	50,039	88,822
William B. Berry	40,916	—	40,916
T. Jay Collins	43,618	—	43,618
Alan R. Curtis	42,687	77,202	119,889
Deanna L. Goodwin	30,916	—	30,916
Charles W. Davison, Jr.	—	157,585	157,585
John R. Huff	144,222	—	144,222
Roderick A. Larson	86,736	253,421	340,157
David K. Lawrence	37,906	53,169	91,075
M. Kevin McEvoy	287,771	—	287,771
Paul B. Murphy, Jr.	44,916	—	44,916
Jon Erik Reinhardsen	40,916	—	40,916
Steven A. Webster	44,916	—	44,916
All directors and executive officers as a group (22 persons)	1,029,681	774,343	1,804,024

(1)
There are no outstanding stock options held by any of our directors or executive officers. Includes the following shares granted in 2020 pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no current dispositive power: Mr. Berry – 12,332; Mr. Collins – 12,332; Ms. Goodwin –12,332; Mr. Huff – 18,311; Mr. McEvoy – 12,332; Mr. Murphy – 12,332; Mr. Reinhardsen – 12,332; Mr. Webster – 12,332; and all directors and executive officers as a group – 104,635. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), as to which the indicated persons have the right to direct the plan trustee on how to vote: Mr. Barrett – 3,393; Mr. Curtis – 12,744; Mr. Lawrence – 3,914; Mr. McEvoy –32,385; and all directors and executive officers as a group – 82,622. At withdrawal, the share equivalents in the 401(k) Plan are to be settled in shares of Common Stock. The beneficial ownership of (a) each director and executive officer represents 0.3% or less of the outstanding Common Stock and (b) all directors and executive officers as a group represents 1.0% of the outstanding Common Stock.

(2)
Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.

(3)
The indicated shares of Common Stock and Common Stock underlying restricted stock units of (a) each director and executive officer represent 0.3% or less of the outstanding Common Stock and (b) all directors and executive officers as a group represent 1.8% of the outstanding Common Stock.

Listed below are the only persons who, to our knowledge, may be deemed to be beneficial owners as of March 20, 2020 of more than 5% of the outstanding shares of Common Stock. This information is based on beneficial ownership reports filed with the U.S. Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,243,443	(2)	16.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	10,156,733	(3)	10.2%
FMR LLC 245 Summer Street Boston, MA 02210	9,978,757	(4)	10.1%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	7,935,138	(5)	8.0%

(1)	All percentages are based on the total number of issued and outstanding shares of Common Stock as of March 20, 2020.

(2)
The amount beneficially owned of 16,243,443 shares of Common Stock, as shown, is as reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC on February 4, 2020. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 15,850,475 shares and sole dispositive power with respect to 16,243,443 shares. The Schedule 13G/A further reports that: (a) BlackRock Fund Advisors, a subsidiary of BlackRock, Inc., is the beneficial owner of 5% or greater of the Common Stock outstanding; and (b) iShares Core S&P Small-Cap ETF has the power to direct the receipt of dividends from, or the proceeds from the sale of the Common Stock of, 5% or more of the Common Stock outstanding.

(3)
The amount beneficially owned of 10,156,733 shares of Common Stock, as shown, is as reported by The Vanguard Group in a Schedule 13G/A filed with the SEC on February 12, 2020. The Schedule 13G/A reports that The Vanguard Group has sole voting power with respect to 95,664 shares, sole dispositive power with respect to 10,055,928 shares, shared voting power with respect to 18,568 shares and shared dispositive power with respect to 100,805 shares. The Schedule 13G/A further reports that: (a) Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 82,237 shares, or 0.08% of the Common Stock outstanding, as a result of its serving as investment manager of collective trust accounts; and (b) Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 31,995 shares, or 0.03% of the Common Stock outstanding, as a result of its serving as investment manager of Australian investment offerings.

(4)
The amount beneficially owned of 9,978,757 shares of Common Stock, as shown, is as reported by FMR LLC in a Schedule 13G/A filed with the SEC on March 10, 2020. The Schedule 13G/A reports that FMR LLC has sole voting power with respect to 685,868 shares and sole dispositive power with respect to all 9,978,757 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant subsidiaries of FMR LLC collectively and beneficially owning the shares being reported in the Schedule 13G/A as: FIAM LLC; Fidelity Management & Research Company LLC (“FMR Co. LLC”); and Strategic Advisers LLC. The Schedule 13G/A further reports: (a) FMR Co. LLC is the beneficial owner of 5% or greater of the Common Stock outstanding; (b) Abigail P. Johnson is a director, the chairman and the chief executive officer of FMR LLC; (c) members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of the voting equity of FMR LLC; (d) the Johnson family group and other equity owners of FMR LLC have entered into a voting agreement; (e) through their ownership of voting equity and the execution of the voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC; (f) neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees; and (g) Fidelity Management & Research

Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The Schedule 13G/A disclaims reporting on shares, if any, beneficially owned by certain subsidiaries, affiliates or other companies whose beneficial ownership of shares is disaggregated from that of FMR LLC in accordance with SEC Release No. 34-39538 (January 12, 1998).

(5)
The amount beneficially owned of 7,935,138 shares of Common Stock, as shown, is reported by Dimensional Fund Advisors LP in a Schedule 13G/A filed with the SEC on February 12, 2020. The Schedule 13G reports that Dimensional Fund Advisors LP has sole voting power with respect to 7,726,488 shares and sole dispositive power with respect to 7,935,138 shares. The Schedule 13G/A further reports that: (a) Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, as amended, furnishes investment advice to four investment companies registered under the Investment Company Act, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”); (b) in certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds; (c) in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of such shares; however, all of the shares reported in the Schedule 13G/A are owned by the Funds; and (d) Dimensional disclaims beneficial ownership of such shares.

CORPORATE GOVERNANCE
During 2019, our Board held five meetings of the full Board and 17 meetings of committees of the Board. Each of our directors attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served (during the period of service). In addition, we have a policy that directors are encouraged to attend the Annual Meeting. Last year, eight of our nine directors attended our Annual Meeting. In 2019, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2020. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chair these executive sessions on a rotating basis. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (Independent Members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3000.
Under rules adopted by the New York Stock Exchange (the “NYSE”), our Board must have a majority of independent directors. The director independence standards of the NYSE require a board determination that our director has no material relationship with us and has no specific relationships that preclude independence. Our Board considers relevant facts and circumstances in assessing whether a director is independent. Our Board has determined that, with the exception of Messrs. Larson and McEvoy, all of our directors currently meet the NYSE independence requirements.
We have three standing committees of our Board, composed as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William B. Berry		Member
T. Jay Collins	Member
Deanna L. Goodwin	Member	Chair
Paul B. Murphy, Jr.	Chair		Member
Jon Erik Reinhardsen		Member	Member
Steven A. Webster			Chair
Our Board has determined that each member of these committees is independent in accordance with the requirements of the NYSE. Our Board has also determined that each member of the Audit Committee meets the independence requirements that the SEC has established for service on an audit committee.

COMMITTEES OF THE BOARD
Audit Committee
The Audit Committee, which is comprised of directors Murphy (Chair), Collins and Goodwin, held nine meetings during 2019. Effective in March 2019, Mr. Collins replaced Mr. Berry as a member of the Audit Committee.
Our Board has determined that all current members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. For information relating to the background of each member of the Audit Committee, see the biographical information under “Information about Nominees for Election and Continuing Directors.”
The Audit Committee is appointed by our Board, on the recommendation of the Nominating and Corporate Governance Committee, to assist the Board in its oversight of:

•	the integrity of our financial statements;

•	our compliance with applicable legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors;

•	the performance of our internal audit functions; and

•	the adequacy of our internal control over financial reporting.
Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and internal controls over financial reporting and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent auditors. The Audit Committee operates under a written charter adopted by our Board. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditors’ work.
The Audit Committee annually reviews the performance and independence of the independent auditors in deciding whether to retain independent auditors or engage a different independent registered public accounting firm for the ensuing year. In the course of these reviews, the Audit Committee considers, among other things, the independent auditors’: general qualifications; historical quality of service provided to us; sufficiency of resources; quality of communication and interaction; and independence, objectivity and professional skepticism. The Audit Committee also considers whether, in order to assure continuing auditor independence, there should be regular rotation of the independent registered public accounting firm acting as our independent auditor, which includes consideration of the advisability and potential impact of selecting a different independent registered public accounting firm.
In discharging its duties, the Audit Committee also reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) the independent auditors’ annual audit of our internal control over financial reporting; recommends to our Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our senior compliance and internal audit personnel, independent auditors and management; reviews, among other things, the general scope of our accounting, financial reporting, annual audit and our internal audit programs and matters relating to internal control systems, information technology and cybersecurity, legal and regulatory matters and taxes, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; and reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies.
A copy of the Audit Committee charter is available under the Governance tab in the Investor Relations section of our website (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”

Compensation Committee
The Compensation Committee, comprised of directors Goodwin (Chair), Berry and Reinhardsen, held four meetings during 2019. Effective in March 15, 2020, Ms. Goodwin replaced Mr. Berry as Chair of the Compensation Committee.
The Compensation Committee is appointed by our Board to:

•	assist the Board in discharging its responsibilities relating to: (1) compensation of our executive officers and nonemployee directors; and (2) employee benefit plans and practices; and

•
produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.

Specific duties and responsibilities of the Compensation Committee include: overseeing our executive and key employee compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus plans, long-term incentive plans, supplemental executive retirement plan and severance, termination and change-of-control arrangements; approving employment agreements for key executives; reviewing and making recommendations to the Board regarding the directors’ and officers’ indemnification and insurance matters; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its own performance and its charter.
On an annual basis, the Compensation Committee engages a recognized human resource consulting firm (the “Compensation Consultant”) to assist the Compensation Committee in its administration of compensation for our directors and executive officers. The Compensation Consultant provides to the Compensation Committee a market analysis including total direct compensation (salary, annual incentive bonus and long-term incentive compensation), retirement benefits and perquisites for each of our executive officers and compensation for nonemployee directors among peer group companies and other survey data (see “Compensation Discussion and Analysis – The Role of the Compensation Consultant” in this Proxy Statement). The Compensation Consultant engaged in 2019 was Meridian Compensation Partners, LLC, which has served in this capacity since 2015.
The Compensation Committee approves the forms and amounts of annual and long-term incentive program compensation for our executive officers and other key employees, and recommends to the Board the forms and amounts of compensation for nonemployee directors.
The Compensation Committee operates under a written charter adopted by our Board. A copy of the Compensation Committee charter is available under the Governance tab in the Investor Relations section of our website (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, comprised of directors Webster (Chair), Murphy and Reinhardsen, held four meetings during 2019.
The Nominating and Corporate Governance Committee is appointed by our Board to, among other things:

•	identify individuals qualified to become directors of Oceaneering;

•	recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;

•	recommend to our Board a director to serve as Chairman of the Board;

•	recommend to our Board committee assignments for directors;

•	periodically assess the performance of our Board and its committees;

•	periodically review with our Board succession planning with respect to our Chief Executive Officer and other executive officers;

•	evaluate related-person transactions in accordance with our policy regarding such transactions; and

•	periodically review and assess the adequacy of our corporate governance policies and procedures.
The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board. A copy of this charter and a copy of our Corporate Governance Guidelines are available under the Governance tab in the Investor Relations section of our website (www.oceaneering.com). Any shareholder may obtain a written copy of each of these documents from us upon request.
The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.
Shareholder Nominations for Board Candidates
The Nominating and Corporate Governance Committee will also consider nominees recommended by shareholders in accordance with our Bylaws. In assessing the qualifications of all prospective nominees to the Board, the Nominating and Corporate Governance Committee will consider, in addition to criteria set forth in our Bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration also will be given to the Board’s diversity and having an appropriate mix of backgrounds and skills. In that regard, our Corporate Governance Guidelines provide that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences and that any initial list of new director candidates developed by the Nominating and Corporate Governance Committee, or by a third-party consultant engaged by or on behalf of the Nominating and Corporate Governance Committee, to fill any vacancy in Board membership should include one or more qualified women and minority candidates.
A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our Bylaws, as well as applicable securities laws and regulations of the NYSE. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Nominating and Corporate Governance Committee or by a shareholder, and will evaluate each of them on the same basis.
As to each person a shareholder proposes to nominate for election as a director, our Bylaws provide that the nomination notice must:

•
include the name, age, business address, residence address (if known) and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and

•	be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.
The nomination notice must also include, as to that shareholder and any of that shareholder’s “associates” (defined to include (1) any person acting in concert with that shareholder, (2) any person who beneficially owns shares of Common Stock owned of record or beneficially by that shareholder and (3) any person controlling, controlled by or under common control with, directly or indirectly, that shareholder or any person described in the foregoing clause (1) or (2)) on whose behalf the nomination or nominations are being made:

•	the name and address of that shareholder, as they appear on our stock records and the name and address of that associate;

•	the number of shares of Common Stock which that shareholder and that associate own beneficially or of record;

•
a description of any agreement, arrangement or understanding relating to any hedging or other transaction or series of transactions (including any derivative or short position, profit interest, option, hedging transaction or borrowing or lending of shares) that has been entered into or made by that shareholder or that associate, the effect or intent of which is to mitigate loss, manage risk or benefit from share price changes or to increase or decrease the voting power of that shareholder or that associate, in any case with respect to any share of Common Stock;

•
a description of all arrangements and understandings between that shareholder or that associate and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•
a representation as to whether that shareholder or that associate, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends, (1) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (2) otherwise to solicit proxies in support of the nomination; and

•
any other information relating to that shareholder and that associate that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations, in connection with solicitations of proxies for an election of a director.

In addition, the nomination notice must include a representation that the shareholder will notify us in writing of any change in any of the information referenced above as of the record date for the meeting of shareholders to which the nomination relates promptly following the later of that record date or the date notice of that record date is first publicly disclosed. We may require any person a shareholder proposes to nominate for election as a director under the provisions described above to furnish additional written information to determine the eligibility of that person to serve as a director.
To be timely for consideration at our 2021 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, addressed to our Corporate Secretary, not earlier than November 9, 2020 and not later than the close of business on January 8, 2021.
LEADERSHIP STRUCTURE AND BOARD RISK OVERSIGHT
We currently have a leadership structure that includes separate individuals serving as our Chief Executive Officer and Chairman of our Board. Our Board believes this structure is appropriate in the existing circumstances, as Mr. Larson, our Chief Executive Officer, and Mr. Huff, Chairman of our Board, currently serve our company in separate and distinct roles. Our Board believes it is appropriate to retain the flexibility to combine those two positions in the future, should future circumstances result in a situation in which our Board determines that such a combination is appropriate.
The members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee include only persons whom the Board has affirmatively determined are independent. None of the chairmen of our Board committees serves as chairman of more than one of those committees. As discussed above, our Board has determined that all members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. Although our Board believes the current membership and leadership structure for our Board committees are appropriate in the existing circumstances, our Board also believes it is appropriate to retain the flexibility to change Board committee memberships and leadership structure in the future, should future circumstances warrant such a change in the view of our Board.

The risk oversight role of our Board and its committees is set forth in our Corporate Governance Guidelines and respective committee charters. Our Board and its committees are actively involved in the oversight of risks applicable to Oceaneering through oversight of our enterprise risk management program. Our Board oversees our:

•	financial- and compliance-related risks with the assistance of the Audit Committee;

•
risks associated with our Board and executive officer leadership and succession, conflicts of interest, and more generally with the adequacy of our governance policies and procedures, with the assistance of the Nominating and Corporate Governance Committee; and

•	risks associated with compensation policies and practices for executive officers and key employees with the assistance of the Compensation Committee.
Our Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk-taking. Based on analyses conducted by management and discussed with the Compensation Committee, we do not believe that our compensation programs for our executives and other employees are reasonably likely to have a material adverse effect on us. Our Board believes that the current structure of our Audit Committee, with all members being independent and audit committee financial experts, and our Nominating and Corporate Governance Committee and Compensation Committee, with all members being independent, provides for an efficient and effective means of overseeing these risks. Our Board also oversees our strategic and operations-related risks. Our Board believes that the relative levels of experience and independence of our Board members, collectively, support the Board’s ability to effectively oversee these risks.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. None of our directors or executive officers are members of the same family.
CODE OF ETHICS
Our Board adopted a code of ethics that applies to our Chief Executive Officer and senior financial officers, including our Chief Financial Officer, Chief Accounting Officer, Treasurer or Controller, and a code of business conduct and ethics that applies to all our directors, officers and employees. Each is available under the Governance tab in the Investor Relations section of our website (www.oceaneering.com). Any shareholder may obtain a printed copy of these codes from us upon request. Any change in or waiver of these codes of ethics will be disclosed on our website.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports filed electronically with the SEC and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2019, except that Mr. Witland J. LeBlanc, Jr., our Vice President and Chief Accounting Officer, filed a Form 4 that reported, after the time prescribed, a sale of Common Stock by him.
REPORT OF THE AUDIT COMMITTEE
During the year ended December 31, 2019, the Audit Committee of Oceaneering International, Inc.’s Board of Directors was comprised of the directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee met nine times during the year ended December 31, 2019. The Committee reviewed and discussed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, all of Oceaneering’s earnings releases in 2019 prior to the public release of those earnings releases. In addition, the chairman of the Committee reviewed and discussed with management the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019, prior to their being filed with the Securities and Exchange Commission.

The Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2019. Members of management represented to the Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young matters required to be discussed under the standards of the Public Company Accounting Oversight Board. The Committee also reviewed and discussed, with management and Ernst & Young, our management’s report and Ernst & Young’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Ernst & Young provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s independence, and the Committee discussed with Ernst & Young their independence from Oceaneering. The Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
Based on the Committee’s discussions with management and Ernst & Young and the Committee’s review of the items referred to above, the Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2019 be included in the Form 10-K for the year ended December 31, 2019 filed with the SEC.

Audit Committee
Paul B. Murphy, Jr., Chair T. Jay Collins Deanna L. Goodwin
PROPOSAL 2
APPROVAL OF THE 2020 INCENTIVE PLAN
Our Board adopted the Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc. (the “Current Incentive Plan”) on February 12, 2017, and our shareholders approved the Current Incentive Plan at the 2017 Annual Meeting. Our Board adopted the 2020 Incentive Plan of Oceaneering International, Inc. (the “Proposed Incentive Plan”) on February 21, 2020, subject to the approval of our shareholders at the 2020 Annual Meeting.
We are asking our shareholders to approve the Proposed Incentive Plan, effective as of the date of the 2020 Annual Meeting (the “Effective Date”), primarily to add an additional 4,500,000 shares to those authorized for award under the Current Incentive Plan.
The Proposed Incentive Plan is integral to our compensation strategy, as more fully described in the Compensation Discussion and Analysis included in this Proxy Statement. Despite our conservative use of equity, we have nearly exhausted the shares available for use by us under the Current Incentive Plan. We are seeking shareholder approval to provide Oceaneering with enough shares to support an estimated three to five years of awards under the Proposed Incentive Plan. See also “— Summary of the Proposed Incentive Plan — Shares Reserved.”
Our Board believes the Proposed Incentive Plan will be important to our long-term success by helping us to attract and retain key employees, to attract and retain qualified directors, to encourage the sense of proprietorship of such employees and directors, and to stimulate the active interest of such persons in the development and financial success of Oceaneering and its subsidiaries. These objectives are to be pursued through grants of incentive and stock-based awards under the plan. The following description of the Proposed Incentive Plan is a summary of various provisions and is qualified in its entirety by reference to the Proposed Incentive Plan, which is attached to this Proxy Statement as Appendix A.
Best Practice Features of the Proposed Incentive Plan

•
Compensation Committee Oversight. The Compensation Committee of our Board (the “Committee”), composed solely of independent directors, will approve all grants made to employees and review all grants made to nonemployee directors under the Proposed Incentive Plan; provided, however, that the Committee may delegate to any committee of the Board, to the Chief Executive Officer and to any of our other senior officers its duties under the Proposed Incentive Plan with respect to our employees pursuant to such conditions or limitations as the Committee may establish, but such delegation to the Chief Executive Officer or any other senior officer will not extend to the authority to make awards to any of our officers.

•
No Repricing of Options or SARs. The Proposed Incentive Plan prohibits repricing and replacement of stock options and stock appreciation rights at lower exercise prices, unless approved by our stockholders.

•	No Discounted Options or SARs. Stock options and stock appreciation rights may not be granted with an exercise price below the closing price of our Common Stock on the NYSE on the date of grant.

•	No Dividends on Options or SARs. Dividends and dividend equivalents may not be paid or accrued on stock options or stock appreciation rights.

•	Limited Terms for Options and SARs. Stock options and stock appreciation rights granted under the Proposed Incentive Plan are limited to 10-year terms.

•
Minimum Vesting. Awards of stock, options and SARs will have a minimum vesting period or restriction period, as applicable, of one year from the date of grant, provided that: (1) the Committee may provide for earlier vesting or termination of the restriction period following a Change of Control (as defined in the Proposed Incentive Plan) or upon termination of a participant’s employment or service by reason of death, disability or retirement; and (2) awards with respect to up to 5% of the shares of Common Stock authorized for grant pursuant to the Proposed Incentive Plan may have a vesting period or restriction period, as applicable, of less than one year.

•
Vesting of Dividends and Dividend Equivalents. Only a stock award (e.g., restricted stock units and restricted stock) may include dividends or dividend equivalents. Dividends and dividend equivalents payable in connection with a stock award may accrue but will not, in any event, be payable until the expiration of the vesting period or restriction period, as applicable, of the underlying stock award.

•
Director Award Limits. No nonemployee director may be granted, during any single calendar year, awards having an aggregate value, determined on each applicable grant date, when added to all cash compensation paid to the nonemployee director, other than in connection with the post-retirement payment associated with prior service as an officer or other employee of Oceaneering, during the same calendar year, in excess of $1,500,000.

•
Clawback or Recoupment. All awards granted under the Proposed Incentive Plan will be subject to recovery or clawback pursuant to applicable law, regulation or stock exchange listing requirements and our clawback policy, as amended from time to time.

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No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, unless approved by the Committee.

•
No “Evergreen” Provision. Shares authorized for issuance under the Proposed Incentive Plan will not be replenished automatically. Any additional shares to be issued over and above the amount for which we are seeking authorization must be approved by our stockholders.

•	No Tax Gross-ups. Participants will not receive tax gross-ups under the Proposed Incentive Plan.
Summary of the Proposed Incentive Plan
The Proposed Incentive Plan is designed to attract and retain key employees of Oceaneering and its subsidiaries, to attract and retain qualified directors of Oceaneering, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of Oceaneering and its subsidiaries. These objectives are to be pursued through grants of incentive and stock-based awards under the plan and thereby providing participants with a proprietary interest in the growth and performance of Oceaneering and its subsidiaries. The Proposed Incentive Plan is administered by the Committee, except that our full Board administers awards for our nonemployee directors. The Proposed Incentive Plan provides for various types of awards to be granted to participants. Under the Proposed Incentive Plan, options to purchase shares of Common Stock and stock appreciation rights may be granted; however, per-share exercise prices cannot be less than the fair market value per share of our Common Stock on the date of grant. Options and stock appreciation rights must have fixed terms no longer than ten years. Repricing of options and stock appreciation rights is prohibited under the Proposed Incentive Plan; similarly, options and stock appreciation rights may not be canceled in exchange for cash or other awards. In addition, the Proposed Incentive Plan permits grants of shares of Common Stock or of rights to receive shares of Common Stock, or their cash equivalent or a combination of both, including restricted and unrestricted stock and restricted stock units, on such terms as the Committee may determine. Awards will have a minimum vesting period or restriction period, as applicable, of one year from the date of grant, provided that: (1) the Committee may provide for earlier vesting or termination of the restriction period following a Change of Control or upon termination of a participant’s employment or service by reason of death, disability or retirement; and (2) awards with respect to up to 5% of the shares of Common Stock authorized for grant pursuant to the Proposed Incentive Plan may have a vesting period or restriction period, as applicable, of less than one year. The Proposed Incentive Plan also provides for cash awards.
Shares Reserved. The number of shares available for awards under the Current Incentive Plan, as of the date of this Proxy Statement, is 327,529. If the Proposed Incentive Plan is approved by our shareholders, shares available for awards under the Current Incentive Plan will not be available for awards under the Proposed Incentive Plan or for any future awards under the Current Incentive Plan after our shareholders approve the Proposed Incentive Plan. The maximum number of shares of Common Stock that would be available for awards under the Proposed Incentive Plan is 4,500,000 shares. The number of shares of Common Stock that are the subject of awards under the Proposed Incentive Plan that are canceled, terminated, forfeited or expire unexercised shall again immediately become available for Awards hereunder as if such shares had never been the subject of an award. The number of shares of Common Stock available under the Proposed Incentive Plan will not be increased by shares of Common Stock tendered, surrendered or withheld in connection with (1) the exercise or settlement of an award or (2) Oceaneering’s tax withholding obligations. As was the case with the Current Incentive Plan, all shares of Common Stock available under the Proposed Incentive Plan are available for incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
Although the Proposed Incentive Plan allows for the grant of options and stock appreciation rights, we expect to continue to deliver long-term incentives through grants of restricted stock, restricted stock units and performance units.
Award Limits. Under the Proposed Incentive Plan, no nonemployee director may be granted, during any single calendar year, Awards having an aggregate value, determined on each applicable grant date, when added to all cash compensation paid to such director, other than in connection with the post-retirement payment associated with prior service as an officer or other employee of Oceaneering, during the same calendar year, in excess of $1,500,000.
Adjustments. The Proposed Incentive Plan provides for appropriate adjustments in the number of shares of Common Stock subject to awards and available for future awards, as well as the maximum award limits under the Proposed Incentive Plan, in the event of changes in our outstanding Common Stock by reason of a merger, stock split or certain other events.
Selection of Participants. The Committee selects the employee participants and determines the number and type of awards to be granted to each such participant, and the full Board makes the same determinations with respect to nonemployee directors. Participants who may be granted awards under the Proposed Incentive Plan include any employee of Oceaneering or any of its subsidiaries and any nonemployee director of Oceaneering. As of December 31, 2019, Oceaneering and its subsidiaries collectively had approximately 9,100 employees, including 14 executive officers of Oceaneering, and Oceaneering had eight nonemployee directors. The Committee may delegate any of its authority to grant awards to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934 to the Board or to any other committee of the Board, provided such delegation is made in writing and specifically sets forth such delegated authority.
Awards may be granted as alternatives to or in replacement of: (1) awards outstanding under the Proposed Incentive Plan or any other plan or arrangement of Oceaneering or any of its subsidiaries; or (2) awards outstanding under a plan or arrangement of a business or entity all or part of which is acquired by Oceaneering or any of its subsidiaries; provided, however, that except for adjustments to account for certain corporate transactions, the grant price of any option or stock appreciation right will not be decreased, including by means of issuance of a substitute option or stock appreciation right with a lower grant price or by exchange of an option or stock appreciation right for cash or other awards. The Committee may include provisions in awards for the payment or crediting of interest or dividend equivalents, including converting those credits into deferred share equivalents. Dividends and dividend equivalents payable in connection with a stock award may accrue but will not, in any event, be payable until the expiration of the vesting period or restriction period, as applicable, of the underlying stock award.

Stock Options. The Committee determines, in connection with each option granted to employees, the exercise price, whether that price is payable in cash (and whether that may include proceeds of a sale assisted by a third party) or shares of Common Stock or both, the terms and conditions of exercise, the expiration date, whether the option will qualify as an incentive stock option under the Code or a nonqualified stock option, restrictions on transfer of the option, and other provisions not inconsistent with the Proposed Incentive Plan. The term of an option will not exceed ten years from the date of grant. The full Board makes the same determinations with respect to nonqualified options granted to nonemployee directors.
Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights, or SARs, to employees and the full Board may grant SARs to nonemployee directors. Each SAR entitles the participant, on exercise of the SAR, to receive in cash or shares of Common Stock a value equal to the excess of the fair market value of a specified number of shares of Common Stock, at the time of exercise, over the exercise price established by the Committee or Board, as applicable. The term of a SAR will not exceed ten years from the date of grant. A SAR may be granted in tandem with an option, subject to such terms and restrictions as established by the Committee or Board, as applicable.
Stock Awards and Cash Awards. The Proposed Incentive Plan authorizes the Committee to grant employees stock awards (consisting of shares of Common Stock or of a right to receive shares of Common Stock, or their cash equivalent or a combination of both, in the future) and cash awards, and the Board is authorized to make such grants to nonemployee directors. Those awards may be subject to the terms and conditions, restrictions and contingencies, not inconsistent with the Proposed Incentive Plan, as may be determined by the Committee or Board, as applicable. Among other things, stock awards and cash awards under the Proposed Incentive Plan may be conditioned on the achievement of single or multiple performance goals.
Performance Awards. Any award available under the Proposed Incentive Plan may be made as a performance award. Performance awards will be based on achievement of such goals and will be subject to such terms, conditions and restrictions as the Committee (or the Board with respect to nonemployee director awards) will determine. The performance goals may be cumulative, annual or end-of-performance period goals, may be relative to a peer group or based on changes or maintenance relative to stated values. Examples of performance goals include, but are not limited to the following measures: absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenues); absolute or relative safety performance or measurements; book value per share; cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); controlling or reducing various business costs; credit rating; customer satisfaction; debt to capital ratio; earnings or derivatives thereof (including, but not limited to, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and earnings per share); economic value added (or an equivalent measure); gross operating or net margins; income (including, but not limited to, operating income and net income); maintaining certain levels of debt and interest expense; market share; revenue; and stock price measure (including, but not limited to, stock price, growth measure and total shareholder return). A performance goal need not be based on an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria), and attainment of a performance goal may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. Awards that are intended to be qualified performance awards may not be adjusted upward. The Committee may retain the discretion to adjust such performance awards downward, either on a formula or discretionary basis or on the basis of any combination thereof, as the Committee determines.
At the time it establishes the performance goals, the Committee may provide, in any such performance award, that any evaluation of performance may include or exclude any of the following events that occur during a performance period: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (4) any reorganization and restructuring programs; (5) unusual, infrequently occurring, nonrecurring or one-time events affecting Oceaneering or its financial statements; (6) acquisitions or divestitures; (7) foreign exchange gains and losses; and (8) settlement of hedging activities.
Director Awards. The Board generally may grant nonemployee directors of Oceaneering awards in accordance with the same terms governing all other awards under the Proposed Incentive Plan; provided, however, that incentive stock options may not be granted to nonemployee directors.

Accelerated Vesting on a Change of Control. The treatment of awards on the occurrence of a Change of Control will be determined in the sole discretion of the Committee or the Board and will be described in the applicable award agreements. Such treatment may include the acceleration of vesting or the lapse of restrictions on the occurrence of a Change of Control or upon termination of employment following a Change of Control.
Transferability. Except as otherwise specified in a participant’s award agreement, no award granted pursuant to, and no right to payment under, the Proposed Incentive Plan will be assignable or transferable by a participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and any right granted under the Proposed Incentive Plan will be exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative.
Duration; Plan Amendments. The Proposed Incentive Plan has a term of ten years from the date of Board approval. The Board may at any time amend, suspend or terminate the Proposed Incentive Plan (and the Committee may amend or modify an award agreement) but in doing so cannot materially adversely affect any outstanding award without the participant’s written consent or make any amendment without shareholder approval, to the extent such shareholder approval is required by applicable legal requirements. If the shareholders of Oceaneering fail to approve the Proposed Incentive Plan at this annual meeting, the Proposed Incentive Plan will be of no force and effect and the Current Incentive Plan will continue in force and effect.
Certain Federal Income Tax Consequences of Awards Under the Proposed Incentive Plan
The following summary is based on current interpretations of existing federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any locality, state or foreign country in which a participant’s income or gain may be taxable.
Options. Some of the options issuable under the Proposed Incentive Plan may constitute “incentive stock options” within the meaning of Code Section 422, while other options granted under the Proposed Incentive Plan may be nonqualified stock options. The Code provides for special tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment accorded nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes and Oceaneering will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the shares at the time of exercise is a tax preference item that may require payment of an alternative minimum tax. On the sale of shares of Common Stock acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares of Common Stock acquired on the date of exercise and the exercise price. On any sale of those shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. No deduction is available to Oceaneering on the exercise of an incentive stock option (although a deduction may be available if the employee sells the shares acquired on exercise before the applicable holding period expires); however, on exercise of a nonqualified stock option, Oceaneering is entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment on exercise. An option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Any such option would be treated as a nonqualified stock option for tax purposes.
Stock Appreciation Rights. The amount of any cash or the fair market value of any shares of Common Stock received by the holder on the exercise of SARs under the Proposed Incentive Plan will be subject to ordinary income tax in the year of receipt, and Oceaneering will be entitled to a deduction for that amount.
Restricted Stock. A participant generally recognizes no taxable income at the time of an award of restricted stock. A participant may, however, make an election under Section 83(b) of the Code to have the grant taxed as compensation income at the date of receipt, with the result that any future appreciation or depreciation in the value of the shares of stock granted may be taxed as capital gain or loss on a subsequent sale of the shares. If the participant does not make a Section 83(b) election, the grant will be taxed as compensation income at the full fair market value on the date the restrictions imposed on the shares expire. Unless a participant makes a Section 83(b) election, any dividends paid to the participant on the shares of restricted stock will generally be compensation income to the participant and deductible by us as compensation expense. In general, we will receive an income tax deduction for any compensation income taxed to the participant. To the extent a participant realizes capital gains, as described above, we will not be entitled to any deduction for federal income tax purposes.
Restricted Stock Units. A participant who is granted a restricted stock unit will recognize no income upon grant of the restricted stock unit. At the time the underlying shares of common stock (or cash in lieu thereof) are delivered to a participant, the participant will recognize compensation income equal to the full fair market value of the shares received. We will be entitled to an income tax deduction corresponding to the compensation income recognized by the participant.
Cash Awards. Cash awards under the Proposed Incentive Plan are taxable income to the participant for federal income tax purposes at the time of payment. The participant will have compensation income equal to the amount of cash paid, and Oceaneering will have a corresponding deduction for federal income tax purposes.
Certain Tax Code Limitations on Deductibility. In order for Oceaneering to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for future payments under the Proposed Incentive Plan could also be limited by Code Section 280G, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible. The ability to obtain a deduction for amounts paid under the Proposed Incentive Plan could also be affected by Code Section 162(m), which limits the deductibility for U.S. federal income tax purposes of compensation paid to certain employees to $1 million during any taxable year.
Code Section 409A. Code Section 409A generally provides that deferred compensation subject to Code Section 409A that does not meet the requirements for an exemption from Code Section 409A must satisfy specific requirements, both in operation and in form, regarding: (1) the timing of payment; (2) the election of deferrals; and (3) restrictions on the acceleration of payment. Failure to comply with Code Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on the deferred amounts included in the participant’s income. We intend to structure awards under the Plan to be exempt from or comply with Code Section 409A.
Awards Granted Under the Proposed Incentive Plan
The benefits that will be received under the Proposed Incentive Plan by particular individuals or groups are not determinable at this time. Although not necessarily indicative of future grants that may be made under the Proposed Incentive Plan, please see the “Grants of Plan-Based Awards” table below with respect to awards of restricted stock units and performance units to Named Executive Officers in 2019.
Vote Required and Board Recommendation
In accordance with our Bylaws, the adoption of the proposal to approve the Proposed Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this proposal at the 2020 Annual Meeting. Because abstentions are counted as present for purposes of the vote on this proposal but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the vote.
The Board urges the shareholders to vote FOR approval of the 2020 Incentive Plan of Oceaneering International, Inc. The persons named in the accompanying proxy intend to vote such proxy FOR approval of the 2020 Incentive Plan of Oceaneering International, Inc., unless a contrary choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon.

PROPOSAL 3
ADVISORY VOTE ON A RESOLUTION TO APPROVE
THE COMPENSATION OF OCEANEERING’S NAMED EXECUTIVE OFFICERS
As required by Section 14A(a)(1) of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
In making compensation decisions, the Compensation Committee of our Board considers all elements of compensation when setting each element of compensation. The Compensation Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan value against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries.
As described in detail under the “Compensation Discussion and Analysis” section of this Proxy Statement below, our compensation program for Named Executive Officers is designed to attract, retain and motivate key executives and to deliver a competitive package that is aligned with our shareholders’ interests, while at the same time avoiding the encouragement of unnecessary or excessive risk taking. A significant portion of that compensation program is delivered through variable compensation elements that are tied to key performance objectives. Generally, at least one-half of the 2019 target total direct compensation (annual salary, annual incentives and long-term incentives) of our Named Executive Officers is performance-based and approximately 60% of the estimated grant date value of their long-term incentive awards is performance-based.
The prolonged downturn in the offshore oilfield markets we serve has continued to impact our business and financial results and, accordingly, has negatively affected the annual and long-term incentive compensation of our Named Executive Officers. Since 2016, the amounts realized by our Named Executive Officers under our performance-based annual and long-term incentive programs have ranged from zero to between threshold and target.
In 2019, our consolidated revenue increased by approximately 7% over that of 2018 to $2 billion and all but one of our operating segments contributed positive operating income; however, our operating loss of $145 million and net loss of $212 million in 2018 deepened in 2019 to an operating loss of $291 million and a net loss of $348 million. Accordingly, we have continued a series of initiatives we started in 2015 to align our operations with current and anticipated activity and pricing levels, which have necessarily included workforce reductions, incurring unusual expenses and making certain accounting adjustments. Despite these challenges, notable achievements in 2019 included:

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increasing ROV days on hire in 2019 by 12%; and continuing to develop and deliver innovative robotics and automation solutions, including successfully deploying a resident, battery-powered remotely operated vehicle (“ROV”) system to support subsea inspection, maintenance and repair activities, as well as a high-current work-class ROV to serve the offshore renewable energy market;

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achieving in our Subsea Products segment a book-to-bill ratio of 1.5 for the year, compared to 1.1 for 2018; and ending the year with a backlog in that segment of $630 million, an increase of 90% from that at December 31, 2018;

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successfully performing our first significant multi-well deepwater, riserless light-well intervention campaign for a unit of BP in Angola, and contracting for a new multi-well campaign in Angola for the same customer in 2020;

•	taking delivery of the MSV Ocean Evolution, an advanced, Jones Act-compliant, deepwater multi-service vessel, in May 2019 and putting it in service in June 2019;

•	increasing cash and cash equivalents on our balance sheet by $19.4 million, or 5%, to $374 million at December 31, 2019; and

•	enhancing our environmental, social and governance disclosures on our website.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the Named Executive Officers as described in this Proxy Statement in accordance with the rules of the SEC. As an advisory vote, it is not binding. However, our Board and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our executive officers.
Accordingly, we ask our shareholders to vote on the following resolution:
RESOLVED, that Oceaneering’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Oceaneering’s Proxy Statement for its 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other compensation-related tables and accompanying narrative disclosures.
In accordance with our Bylaws, the adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal at the 2020 Annual Meeting of Shareholders. Because abstentions are counted as present for purposes of the vote on this proposal, but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this vote.
Our Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. The persons named in the accompanying proxy intend to vote such proxy FOR approval of the compensation of our Named Executive Officers unless a choice is set forth therein or unless an abstention or broker “non-vote” is indicated therein.
COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering cautions investors not to apply these statements to other contexts.
The following Compensation Discussion and Analysis, or “CD&A,” provides information regarding the compensation programs in place for our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers during 2019. We refer to these individuals in this Proxy Statement as the “Named Executive Officers.” This CD&A also includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how we determine amounts paid) and how each element fits into our overall compensation objectives. As used in this CD&A, references to the “Committee” mean the Compensation Committee of our Board.
Executive Summary
Our executive compensation program is designed to attract, retain and motivate key executives and to deliver a competitive package to our executive officers that is aligned with our shareholders’ interests. When considering our program, we believe it is important to note:

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the primary components of our compensation program consist of annual base salary, annual incentives, long-term incentives and retirement plans that are designed in the aggregate to provide opportunity that is competitive with the 50th percentile of a peer group and survey data identified by the Compensation Consultant retained by the Committee;

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a significant portion of the program is delivered through variable compensation elements that are tied to key performance objectives of Oceaneering. Generally, at least one-half of the target total direct compensation (annual salary and annual and long-term incentives at target levels) is performance-based and approximately 60% of the estimated grant date value of long-term incentive awards is performance-based;

•
the prolonged downturn in the offshore oilfield markets we serve has continued to impact our business and financial results and, accordingly, has negatively affected the annual and long-term incentive compensation of the Named Executive Officers;

•
annual incentive payouts for the Named Executive Officers for 2019 approximated target levels, reflecting achievement of (1) positive adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) between threshold and target levels, (2) net cash provided by operating activities less purchases of property and equipment for 2019 (“Free Cash Flow”) between target and maximum levels, and (3) health, safety and environmental protection (“HSE”) goals near target, provided that the Committee, in its discretion (and upon the recommendation of Mr. Larson), determined not to approve any payout related to HSE goals for our Named Executive Officers, other than Mr. Davison, due to a safety-related incident that occurred prior to the commencement of Mr. Davison’s employment; and

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long-term incentive payouts for the Named Executive Officers (other than Mr. Davison), pursuant to their 2017 performance unit awards, reflected the attainment of specific financial goals for the period from January 1, 2017 through December 31, 2019 at between threshold and target levels, reflecting cumulative three-year EBITDA below the threshold and relative TSR at between threshold and target levels.

In 2019, the Compensation Consultant assessed the competitiveness of Oceaneering’s executive compensation program relative to industry benchmarks, and the alignment of that program with Oceaneering’s compensation philosophy and objectives, and advised that:

•	no change was recommended to the peer group selected by the Committee for use in 2019 decision making;

•	the target total direct compensation of most Oceaneering executives was below the relevant 50th percentile of the market;

•	amounts realized from our executive compensation program were generally aligned with Oceaneering’s performance, but conservative relative to peers; and

•	Oceaneering’s incentive structure for its executive officers was generally aligned with Oceaneering’s compensation philosophy and objectives and market practices.
Compensation Philosophy and Objectives
Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives without exposing us to excessive or unnecessary risk, and reward them for superior performance. We use several different compensation elements in the executive compensation program that are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program.
Compensation Should Be Related to Performance
The Committee and our Board believe that a significant portion of an executive officer’s direct compensation should be tied to overall company performance and measured against financial goals and other performance-based objectives.
Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in years when performance is better than the objectives established for the relevant performance period, Named Executive Officers should be paid more than the target awards and, when our performance does not meet planned objectives, incentive award payments should be less than such targets, in the absence of special circumstances.
Compensation Programs Should Motivate Executives to Remain with Us
We believe that there is significant value to our shareholders for our executive officers to remain with our company over time. Our business success and growth depend on leadership by executives with a keen understanding of our services and products and the markets we serve and who can develop and maintain strong customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For these reasons, a significant part of our executive compensation arrangements historically has been a combination of long-term incentive compensation arrangements, with awards that have provided for vesting over several years. In addition, to promote long-term retention, we provide our executive officers with incentives to remain focused on their duties in the event of any change of control, including some financial security in the event of a change of control. We also provide for long-term benefits through retirement plans (see “— Post-Employment Compensation Programs” below).
Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation
We believe that the portion of an executive officer’s total compensation that varies with our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that, generally, at least one-half of the target total direct compensation (the sum of annual base salary and annual incentive bonus and long-term incentive compensation at target levels) of our executive officers should be at risk against short- and long-term performance goals, and our Chief Executive Officer should be subject to a greater amount of such risk than other executive officers.
Incentive Compensation Should Balance Short-Term and Long-Term Performance
We strive to maintain an executive compensation program that balances short-term, or annual, results and long-term results. To reinforce the importance of this balance, we regularly provide our executive officers both annual and long-term incentives. We believe we should avoid disproportionately large short-term or annual incentives that could encourage our executive officers to take excessive and unnecessary risks. The value for participants in our long-term incentive programs generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.
The Committee’s approach to long-term incentives is to make both service- and performance-based awards to our executive officers and other key employees. The service-based awards have consisted of restricted stock units, and the performance-based awards have consisted of performance units. The long-term incentive awards are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting as described below under “— Long-Term Incentive Compensation.” The Committee believes that performance-based awards, valued at target level, should account for approximately 60% of the total annual long-term incentive compensation of the Named Executive Officers and service-based awards should account for the balance. For this purpose, the Committee assumes a value for restricted stock units based on the grant date value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 – Stock Compensation (“FASB ASC Topic 718”) and performance units based on the value at target of $100 per unit. The Committee believes that this approach promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy tax withholding requirements. Upon vesting, the value of the performance units will be paid in cash.
Compensation Levels Should Be Competitive
The Committee reviews competitive compensation information as part of its process in establishing target total direct compensation and retirement plan values that are competitive. In making compensation decisions, the Committee considers all elements of compensation when setting each element of compensation. The Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan values against a combination of available information from the most recent proxy statements and other public disclosures of a peer group of publicly traded companies and industry survey data.
The Role of the Compensation Committee
The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation programs and agreements. The Committee annually reviews corporate goals and objectives, and sets the compensation levels for our executive officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of our executive officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer or other members of management present.

The Committee reviews comparative compensation information compiled by a compensation consultant as described in “— The Role of the Compensation Consultant” below; however, the Committee does not base its decisions on targeting compensation to specific benchmarks. Comparative compensation is one factor used by the Committee in making its compensation decisions. Overall, our compensation program for the Named Executive Officers is intended to create a total compensation opportunity that, on average, is competitive with the 50th percentile in the aggregate of appropriate competitive comparative compensation for a Named Executive Officer, as discussed in “— The Role of the Compensation Consultant” below. For additional information regarding the role and responsibility of the Committee, please see “Committees of the Board — Compensation Committee” above.
Impact of 2019 Say-on-Pay Vote on Executive Compensation
In approving the 2020 compensation of the Named Executive Officers, the Committee reviewed the vote on the say-on-pay proposal at the 2019 Annual Meeting of Shareholders. Approximately 94% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of Oceaneering’s approach to executive compensation. Accordingly, the Committee did not adopt any specific changes based on the vote. The Committee will continue to consider the outcome of Oceaneering’s say-on-pay votes when making future compensation decisions for named executive officers. The Committee expects to continue to hold say-on-pay votes every year, which is consistent with the votes cast by shareholders at the 2017 Annual Meeting regarding the frequency of such votes.
The Role of the Compensation Consultant
The Committee has the authority to engage a compensation consultant, legal counsel and other advisors, in its discretion, to assist the Committee in the discharge of its duties and responsibilities. In 2019, the Committee continued to retain Meridian Compensation Partners, LLC (“Meridian”) as the Compensation Consultant to:

•	review the peer group of companies used for comparison purposes in the preceding year and assess the peer group’s continued validity;

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conduct a review of the competitiveness of our total direct compensation, retirement benefits and perquisites of the Named Executive Officers and other key employees, relative to data disclosed in proxy statements and other filings with the SEC by the peer group of companies and survey data;

•	conduct a pay-for-performance analysis to assess the alignment of amounts realized from our executive compensation program and performance for Oceaneering and the peer group of companies identified;

•	assess Oceaneering’s incentive structure for executive officers and the alignment of that structure with Oceaneering’s compensation philosophy and objectives;

•	assess Oceaneering’s compensation for nonemployee directors relative to market practices, including the compensation programs of a peer group of companies;

•	assist in assessment of potential excise taxes pursuant to Section 4999 of the Code, assuming a change of control occurred on December 31, 2019; and

•	assist the Committee in its duties with respect to the compensation of our executives, other key employees and nonemployee directors for 2020.
The Committee has engaged Meridian since 2015 to provide similar assistance to the Committee with respect to the compensation of our executive officers and nonemployee directors. The decision to engage the Compensation Consultant and approval of its compensation and other terms of engagement were made by the Committee without reliance on any recommendation of management. The Compensation Consultant’s only work for Oceaneering in 2019, as in prior years, was at the direction of the Committee. The Committee considered this and other factors in its recent assessment of the independence of the Compensation Consultant and concluded that the Compensation Consultant’s work for the Committee does not raise any conflict of interest.
The Compensation Consultant assessed the continuing validity of the peer group of companies used for comparison purposes in the review conducted for the Committee in determining the 2019 compensation of the Named Executive Officers and recommended no changes to the peer group used for comparison purposes in the prior year’s review (the “Compensation Peer Group”).

The companies included in the Compensation Peer Group were approved for inclusion by the Committee primarily due to their operational focus broadly within the oilfield services industry and the belief that we compete with these companies for talent and for shareholder investment. The companies (besides Oceaneering) comprising the Compensation Peer Group, for purposes of determining the 2019 compensation of the Named Executive Officers, were:

Bristow Group Inc.	Frank’s International N.V.	Oil States International, Inc.
Diamond Offshore Drilling, Inc.	Helix Energy Solutions Group, Inc.	Rowan Companies plc
Dril-Quip, Inc.	Helmerich & Payne, Inc.	Superior Energy Services, Inc.
Ensco plc (now Valaris plc)	McDermott International, Inc.	Transocean Ltd.
Forum Energy Technologies, Inc.	Noble Corporation plc	Weatherford International plc
The survey data used by the Compensation Consultant for the Committee’s consideration in approving the compensation of the Named Executive Officers in 2019 were obtained from Mercer’s 2018 Total Compensation Survey for the Energy Sector (the “Compensation Survey Data”), representing a broad sample of the energy industry.
The Compensation Consultant identified the 25th, 50th and 75th percentiles for each of our executive officers based on position and pay rank, considering base salary and target values for annual bonus and long-term incentive compensation, individually and in the aggregate. The Compensation Consultant identified these percentiles from (1) information disclosed in relevant filings with the SEC by the companies comprising the Compensation Peer Group and (2) the Compensation Survey Data. The Compensation Consultant provided this and other information to the Committee at the Committee’s regularly scheduled meetings in 2019 and 2020.
Compensation Benchmarking
The Compensation Consultant conducted a market analysis of Oceaneering’s executive compensation levels and the components of such compensation relative to the Compensation Survey Data and Compensation Peer Group disclosure data (discussed in “— The Role of the Compensation Consultant” above). The Compensation Consultant noted that, in the aggregate, the target total direct compensation of most Oceaneering executives, relative to the market, did not change significantly from the prior year. For the Named Executive Officers in the aggregate, target total direct compensation was below the 50th percentile of the Compensation Peer Group, reflecting executive transitions and the prolonged downturn in the offshore oilfield markets we serve. Retirement plan values were above, and perquisites were near, the median of the peer group, but neither significantly affected the market position of the Named Executive Officers’ total annual compensation values. The Committee considers the Compensation Consultant’s analysis as part of the Committee’s process in seeking to establish and maintain target total compensation that is competitive.
Pay for Performance
The Compensation Consultant also conducted an assessment of the alignment of amounts realized from our executive compensation program to Oceaneering’s performance in 2018 relative to the Compensation Peer Group in terms of actual annual bonus payments to chief executive officers in 2019 measured against (1) growth in EBITDA, (2) return on average capital and (3) total shareholder return, for each member of the Compensation Peer Group. The Compensation Consultant found that Oceaneering’s bonus payout was the lowest in the Compensation Peer Group, while Oceaneering’s performance was generally near or above the median for the performance measures utilized. Based on that assessment, the Committee concluded that our Named Executive Officers’ compensation and Oceaneering’s performance were aligned in favor of shareholder interests.
2019 Executive Compensation Components
For 2019, the primary components of our compensation program for Named Executive Officers were:

•	annual base salary;

•	annual incentive awards paid in cash;

•	long-term incentive awards comprised of restricted stock units and performance units; and

•	retirement plans.
Annual Base Salary
The Committee considers base salary levels on an annual basis, generally in late February or early March, as well as upon a promotion or significant change in job responsibility. Each year, our Chief Executive Officer recommends base salaries for the other executive officers based on historical levels of base salaries and general market movement, with adjustments he deems appropriate based on the overall performance of the executive officer, including a review of relevant individual and operational or functional group contributions and performance, over the past year. In reviewing the Chief Executive Officer’s recommendations and in deciding base salaries for all executive officers, the Committee considers each officer’s level of responsibility, experience, tenure, performance and the comparative compensation information provided by the Compensation Consultant. The Committee’s evaluation of each executive officer also takes into account an evaluation of Oceaneering’s overall performance. In February 2019, the Committee approved salary increases for Messrs. Larson, Curtis, Lawrence and Barrett, effective as of January 1, 2019, of 3%, 10%, 5% and 3%, respectively (Mr. Davison joined Oceaneering in 2019).
Annual Incentive Awards Paid in Cash
In late February or early March of each year, the Committee approves a performance-based annual cash bonus award program (the “Annual Cash Bonus Program”) under our shareholder-approved incentive plan for executive officers and certain other employees, currently our Second Amended and Restated 2010 Incentive Plan (our “Incentive Plan”). Around that time, the Committee also approves the final bonus amounts payable under the Annual Cash Bonus Program for the immediately preceding year.
In February 2019, the Committee approved the Annual Cash Bonus Program for 2019. For each Named Executive Officer, 45% of the target bonus opportunity was determined by comparing actual results to the performance levels set by the Committee for our Adjusted EBITDA for calendar year 2019, defined as Oceaneering’s consolidated earnings before interest, taxes, depreciation and amortization for the year, adjusted to remove the net impact of foreign currency gains and losses and sales of fixed assets and investments resulting in gains or losses included in our consolidated statement of operations for such year (“2019 Adjusted EBITDA”). Another 45% of the target bonus opportunity was determined by comparing actual results to the performance levels set by the Committee for our Free Cash Flow for calendar year 2019 (“2019 Free Cash Flow”). The remaining 10% of the target bonus opportunity was based on specific HSE goals, subject to achieving a “Gate” level of 2019 Adjusted EBITDA. The cash payout opportunity under the program for each Named Executive Officer was a specified percentage of his 2019 base salary, adjusted for attainment of program goals as described below.
As recommended by our Chief Executive Officer and approved by the Committee in February 2019, the plan amount for our 2019 Adjusted EBITDA was $160 million, which reflected our forecast assumptions of increased demand and relatively stable pricing for our services and products in 2019, as compared to 2018, and the target bonus opportunity was payable upon achievement of our plan amount. The executive officers in the Annual Cash Bonus Program for 2019 and their respective target awards, each as a percentage of base salary, included:

Name	Target Bonus Award (as a Percentage of Base Salary)
Roderick A. Larson	125%
Charles W. Davison, Jr.	100%
Alan R. Curtis	75%
David K. Lawrence	75%
Stephen P. Barrett	70%
In 2019, the Annual Cash Bonus Program participation levels for our Named Executive Officers, in each case as a percentage of base salary, were generally consistent with those in 2018.

The table below notes the percentage of the Adjusted EBITDA component of a Named Executive Officer’s target award payable under the Annual Cash Bonus Program for the percentage of target 2019 Adjusted EBITDA achieved, with interpolation between the performance levels shown. The Committee had the discretion to award an amount less than that calculated.

Performance Level	2019 Adjusted EBITDA ($)	2019 Free Cash Flow ($)	% of 2019 Adjusted EBITDA Target	% of 2019 Free Cash Flow Target	% of Target Payout
Gate	$110,400,000		69%	—%	—%
Threshold	$116,800,000	$(10,000,000)	73%	(100)%	25%
	$131,200,000	$(3,300,000)	82%	(33)%	50%
Target (Plan)	$160,000,000	$10,000,000	100%	100%	100%
	$192,000,000	$45,000,000	120%	450%	150%
Maximum	$224,000,000	$80,000,000	140%	800%	200%
In addition, assuming attainment of 2019 Adjusted EBITDA at the Gate level or higher, each Named Executive Officer would have been eligible to receive a bonus payment for attainment of the specified HSE goals, up to a maximum of 130% of such attainment.
In February 2020, the Committee determined the achievement of goals and approved final bonus amounts payable to the Named Executive Officers under the Annual Cash Bonus Program for 2019 as follows:

2019 Annual Cash Bonus Program	% of 2019 Adjusted EBITDA Target	% of 2019 Free Cash Flow Target	% of 2019 HSE Target		% of 2019 Overall Target
Performance	103%	99%	98%		102%
Payout	107%	100%	0% / 98%	(1)	93% / 103%	(2)

(1)
The Committee, in the exercise of its discretion under the 2019 Annual Bonus Program and upon the recommendation of Mr. Larson, approved a payout level of 0% with respect to the HSE component of the 2019 Annual Cash Bonus Program for each of Messrs. Larson, Curtis, Lawrence and Barrett, who were with Oceaneering at the time of a safety-related incident in 2019. The Committee approved a payout level of 98% with respect to such component for Mr. Davison, who joined Oceaneering after the incident, reflecting attainment of HSE program goals for 2019.

(2)
Payouts levels of 93% and 103% were approved for (1) Messrs. Larson, Curtis, Lawrence and Barrett and (2) Mr. Davison, respectively, and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

Long-Term Incentive Compensation
Each year since 2006, the Committee has used annual service-based awards of restricted stock units, which are settled in shares of our Common Stock, and performance-based awards of performance units, which are paid (if paid) in cash, as employee compensation elements for our executive officers and other employees.
The Committee established the following objectives for our long-term incentive program:

•	deliver competitive economic value;

•	manage annual share utilization;

•	preserve the alignment of the executive’s financial and shareholding interest with those of our shareholders, generally;

•	attract and retain executives and other key employees;

•	focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value; and

•	provide that generally at least one-half of an executive’s target total direct compensation be performance-based.
In order to achieve these objectives in 2019, the Committee decided to continue to utilize awards of restricted stock units and performance units payable in cash. These long-term incentive awards are subject to award agreement terms approved by the Committee and vest in the normal course on the third anniversary of the grant date. The Committee expects to continue its practice of considering a balance of service-based and performance-based, long-term incentive awards in late February or early March of each year, taking into account the Compensation Consultant’s assessment of the alignment of Oceaneering’s incentive structure for executive officers with our compensation philosophy and objectives and the market generally. Long-term incentive awards to new employees or in connection with other events, such as promotions, generally are considered at the time of the next scheduled Committee meeting after the hire date or other event occasioning the consideration of the award.
Since 2006, the Committee has refrained from using annual awards of stock options as an element of employee compensation for our executive officers and other employees. Accordingly, no stock options or stock appreciation rights were awarded in 2019.
In February 2019, awards of restricted stock units, settled in shares of our Common Stock, and performance units, payable in cash, were granted to the Named Executive Officers. As in prior years, these awards are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting if the employee meets a specified age, or age and years-of-service, requirement or in the event of the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability. At the notional value of $100 per performance unit for achievement of performance goals at target level, performance unit awards comprised 62% of the estimated grant-date total value of the 2019 long-term incentive awards to the Named Executive Officers, excluding the sign-on award to Mr. Davison of 83,580 restricted stock units granted as of his employment date (the “Sign-on Award”; see “Compensation of Executive Officers — Outstanding Equity Awards at Fiscal Year-End” below).
Restricted Stock Units
Each restricted stock unit represents the equivalent of one share of our Common Stock but carries no voting or dividend rights. Settlement of vested restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy tax withholding requirements, upon the third anniversary of the award date or upon termination of employment for those units vested before the third anniversary of the award date. The aggregate grant date fair value of restricted stock units awarded to Named Executive Officers is reflected in the “Stock Awards” column of the “Summary Compensation Table” and “Grant Date Fair Value of Stock and Stock Option Awards” column of the “Grants of Plan-Based Awards” table below.
Performance Units
The performance units awarded in February 2019 are subject to Committee-approved, specific financial goals and measures based on (1) Cumulative Adjusted EBITDA (as defined) and (2) Total Shareholder Return (as defined), relative to a peer group selected by the Committee (“Relative TSR”), for the three-year period from January 1, 2019 through December 31, 2021 (the “Performance Period”), to be used as the basis for determining the final value of the performance units. Those measures were selected because of the Committee’s belief that they have a strong correlation to the creation of shareholder value. The target amount of Cumulative Adjusted EBITDA during the three-year Performance Period was selected because it was three times the 2019 Adjusted EBITDA then expected to be achieved. The amount of Cumulative Adjusted EBITDA and Relative TSR over the Performance Period necessary to achieve the threshold, target and maximum level goals for these performance measures were as follows:

Performance Measures	Weight	Threshold	Target	Maximum
Cumulative Adjusted EBITDA	80%	$384 million	$480 million	$720 million
Relative TSR	20%	30th Percentile	50th Percentile	Above 90th Percentile

The final value of each performance unit may range from $0 to $200, with the threshold, target and maximum levels of achievement of goals valued at $50, $100 and $200, respectively. The value of vested performance units will be determined by the Committee and payable in cash.
The determination of the final value of each performance unit is based on the application of the following grid, with interpolation between the specified threshold, target and maximum levels (a value of zero is attributed to below-threshold performance of either metric). Regardless of the actual final value determined in accordance with the following grid, if Oceaneering’s Total Shareholder Return for the Performance Period is negative, then the amount attributable to Relative TSR may not exceed the target level.

Cumulative Adjusted EBITDA	Unit Values
Maximum	$160.00	$170.00	$180.00	$200.00
Target	$80.00	$90.00	$100.00	$120.00
Threshold	$40.00	$50.00	$60.00	$80.00
Below Threshold	$0.00	$10.00	$20.00	$40.00
	Below Threshold	Threshold	Target	Maximum
	Relative TSR
The estimated future payout of the performance unit awards to Named Executive Officers, if each of the performance measures is achieved at the threshold, target or maximum level, is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below.
The target total direct compensation of the Named Executive Officers at risk against short- and long-term performance goals was 59% for Mr. Larson, our Chief Executive Officer, and between 51% and 61% for each of the other Named Executive Officers (excluding the Sign-on Award to Mr. Davison; see “Compensation of Executive Officers — Outstanding Equity Awards at Fiscal Year-End” below).
Post-Employment Compensation Programs
Retirement Plans
We maintain a 401(k) plan and a nonqualified deferred compensation plan, known as the Supplemental Executive Retirement Plan (the “SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. Each of the Named Executive Officers participated in our 401(k) plan in 2019. Participation in the SERP includes Named Executive Officers and other key employees selected for participation by the Committee. The SERP was established to provide a benefit to our executives and other key employees in excess of Code limits for our 401(k) plan, in order to attract and motivate participants to remain with us and provide retirement plan values that are competitive with those provided by companies within the Compensation Peer Group. Under the SERP, we credit each participant’s notional account with a percentage (determined by the Committee) of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to the SERP. Amounts accrued under the SERP are adjusted for earnings and losses as if they were invested in one or more deemed investments selected by the participant from those designated as alternatives by the SERP administrative committee. A participant’s vested interest in the plan is generally distributable upon termination. The percentages of base salary credited for our Named Executive Officers in 2019 were:

Name	SERP Participation (as a Percentage of Base Salary)
Roderick A. Larson	50%
Charles W. Davison, Jr.	30%
Alan R. Curtis	25%
David K. Lawrence	20%
Stephen P. Barrett	20%
In 2019, the SERP participation levels for our Named Executive Officers, in each case as a percentage of base salary, were generally consistent with those in 2018. Please see the “Nonqualified Deferred Compensation” table below and accompanying narrative for further information about the SERP and contributions to the Named Executive Officers’ accounts.
Change-of-Control Agreements
We have entered into change-of-control agreements with each of the Named Executive Officers and certain other officers, which we refer to as “Change-of-Control Agreements.” In 2018, we adopted a change-of-control plan (the “CoC Plan”) for executive officers and other key employees who were not previously parties to change-of-control agreements with us, in order to streamline the process of providing change-of-control protections to executive officers and other key employees on a going-forward basis. Mr. Davison entered into a participation agreement under the CoC Plan upon his employment in 2019. The pre-existing change-of-control agreements with our other Named Executive Officers (the “Legacy CoC Agreements”) have remained in place and would be applicable in the event of a change-of-control situation. The provisions of the Change-of-Control Agreements did not influence and were not influenced by the other elements of compensation, as the change-of-control payments and benefits serve different objectives, and due to the fact that a change-of-control triggering event may never occur.
We believe the benefits provided by the Change-of-Control Agreements help promote long-term retention and focus on the best interests of Oceaneering and our shareholders, by providing some financial security to these officers against the risk of loss of employment that could result in connection with a change of control of our company. Each Change-of-Control Agreement entitles the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the individual’s employment by us without cause or by the individual for good reason during a specified period of time beginning prior to a change of control and ending thereafter.
The severance package provided for in each Change-of-Control Agreement consists of an amount equal to a multiple (three, in the case of Mr. Larson, and two, in the case of each of our other Named Executive Officers) of the sum of:

•	the officer’s highest base salary;

•	an amount equal to the target award the Named Executive Officer is eligible to receive under the then-current Annual Cash Bonus Program; and

•
in the case of Mr. Larson, an amount equal to the maximum percentage of his annual base salary contributed by us for him in our SERP for the then-current year multiplied by his highest annual rate of base salary during the then-current year or any of the three years preceding the date of termination.

The severance provisions (in the relevant Change-of-Control Agreement or applicable long-term incentive award agreement) also generally provide that, for each Named Executive Officer:

•
the benefits under all compensation plans and programs, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and

•
the officer would receive benefits under all other plans and programs in which the officer then participates for three years (in the case of Mr. Larson), two years (in the case of each of our other Named Executive Officers other than Mr. Davison) or one year (in the case of Mr. Davison) at no greater cost or expense to such officer than was the case immediately prior to the change of control.

The Legacy CoC Agreements provide that, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a parachute payment, and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including excise tax imposed pursuant to Section 4999 of the Code, were less than the amount the individual would receive if he or she were paid three times his or her “base amount,” as defined in Section 280G(b)(3) of the Code, less $1.00 (the “safe-harbor amount”), reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment would be reduced to the safe-harbor amount. The CoC Plan provides, however, that if the after-tax benefit of the reduced payment described above does not exceed the after-tax benefit if the payments are not so reduced, then the payments will not be reduced to the safe-harbor amount (and the recipient will pay the excise tax).

For purposes of the Change of Control Agreements, the terms “cause,” “change of control,” “disability,” good reason” and “highest base salary” have the meanings set forth below:

•	“cause” for termination by us means:

◦	for a participant in the CoC Plan, our determination that the participant:

▪	has committed a material breach of any of his or her obligations under any written agreement with us;

▪
has committed a material violation of any of our policies, procedures, rules and regulations applicable to employees generally or to employees at his or her grade level, in each case, as they may be amended from time to time;

▪	has failed to perform, in any material respect, his or her duties or responsibilities to our company (other than as a result of physical or mental illness or injury);

▪	has committed fraud, theft, embezzlement or misappropriation of any of our funds or other assets; or

▪
has been convicted of, entered a plea of guilty or no-contest to, or received adjudicated probation or deferred adjudication in connection with, a crime involving fraud, dishonesty or moral turpitude or any felony (or crime of similar import outside the United States); and

◦
for purposes of the Legacy CoC Agreements, conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to employment with us;

•	“change of control” is defined in the CoC Plan and the Legacy CoC Agreements as occurring if:

◦
any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;

◦	the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;

◦
our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;

◦	there has been a consummation of either a tender offer or exchange offer by a person other than us for the ownership of 20% or more of our voting securities; or

◦	there has been a disposition of all or substantially all of our assets (other than in specified types of affiliate transactions).

•
“disability” is defined in the CoC Plan and the Legacy CoC Agreements as the continuing full-time absence of the officer (or other CoC Plan participant, as applicable) from his or her duties for 90 days or longer as a result of physical or mental incapacity and such absence is anticipated to extend for 90 additional days or longer (the need for such absence and its anticipated duration to be determined solely by the individual’s physician who is approved by us, which approval shall not be unreasonably withheld); and

•	“good reason” for termination by the officer includes:

◦	for a participant in the CoC Plan:

▪
a material reduction in the authority, duties or responsibilities of such participant from those applicable to him or her immediately prior to the change of control, except as a result of his or her death or due to disability;

▪
a material reduction by us in such participant’s annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term incentive compensation in effect immediately prior to the change of control and as may subsequently be increased thereafter;

▪
our failure to continue in effect any benefit plans in which such participant was participating immediately prior to the change of control, other than as a result of the expiration or an amendment of any such benefit plan in accordance with its terms, or our taking (or failing to take) any action that would materially reduce such participant’s benefits under any of the benefit plans in which such participant was participating or deprive such participant of any material benefit, including a severance plan benefit, enjoyed by such participant, immediately prior to the change of control (except as may be proposed by such participant to us);

▪
the relocation of the principal place of such participant’s employment as of the change of control to a location at least 50 miles further from his or her principal residence without such participant’s express written consent, unless such relocation is agreed to in writing by the participant (or was scheduled and communicated in writing by us to the officer prior to the change of control); or

▪	our failure, upon a change of control, to obtain the assumption of the CoC Plan by any successor (other than by operation of law); and
◦for purposes of the Legacy CoC Agreements:

▪	an adverse change in status, title or position;

▪
a reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as may be increased subsequent to date of the Change-of-Control Agreement;

▪
our failure to continue certain bonus plans and the SERP in effect, other than as a result of the normal expiration or amendment of any such plan in accordance with its terms, or our taking (or failing to take) any action that would (1) adversely affect the officer’s continued participation in any such plan on at least as favorable a basis to the officer as is the case immediately prior to the effective date of the change of control or (2) materially reduce the officer’s benefits under any of such plans or deprive the officer of any material benefit enjoyed by him or her immediately prior to a change of control (except as may be proposed by the officer to us);

▪	a relocation of the principal place of the officer’s employment to a location 25 miles further from the officer’s principal residence without his or her express written consent;

▪	the failure of a successor to assume the Change-of-Control Agreement;

▪	any prohibition by us against the individual engaging in outside activities permitted by the Change-of-Control Agreement; and

▪	any default by us in the performance of our obligations under the Change-of-Control Agreement, whether before or after a change of control; and

•	“highest base salary” means the officer’s highest annual rate of base salary during a specified period preceding the date of termination, which is:

◦	for purposes of the Legacy CoC Agreements, the then current year or any of the three years preceding the date of termination; and

◦	for purposes of the CoC Plan, 180 days prior to and two years after the change of control.

Retention and Severance Payments Agreement
We entered into a Retention and Severance Payments Agreement with Mr. Davison, effective upon his employment as Oceaneering’s Chief Operating Officer on June 3, 2019 (the “Retention Agreement”), to restore a portion of the compensation opportunity lost when he joined Oceaneering and to help promote his long-term retention and focus on the best interests of Oceaneering and our shareholders. The Retention Agreement provides for: (1) a retention bonus in the amount of $1,000,000 (the “Retention Payment”), payable on the first anniversary of Mr. Davison’s employment date and otherwise in the event of a qualifying termination of employment prior to such anniversary; and (2) a severance amount equal to two times the total of his annual base salary and target payment under the annual cash bonus program in effect as of his termination date (the “Severance Payment”), payable in the event of a qualifying termination of employment prior to the third anniversary of Mr. Davison’s employment date. In exchange, Mr. Davison agreed to certain conditions of payment and restrictive covenants, including confidentiality, non-solicitation and non-competition provisions as set forth in the Retention Agreement.
Mr. Davison will not be eligible for the Severance Payment if, prior to the third anniversary of his employment date, he becomes eligible for a severance payment under the Change-of-Control Agreement entered into with him. A qualifying termination for purposes of the Retention Payment and Severance Payment is a termination of employment: (a) by Oceaneering other than for cause (as defined in the CoC Plan); (b) by Mr. Davison for good reason (as defined in the CoC Plan); or (c) due to his death or disability (as defined in the CoC Plan). The provisions of the Retention Agreement did not influence and were not influenced by the other elements of compensation, as the Retention Payment and Severance Payment serve different objectives and due to the fact that an event triggering such a payment may never occur. (Please see the discussion under the caption “Change-of-Control Agreements” above for definitions of the terms “cause,” “disability and “good reason.”)
Perquisites
We provide executive officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to the Named Executive Officers in 2019 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.
Stock Ownership Guidelines
To align the interests of our directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in Oceaneering. To further that goal, our Board has adopted stock ownership guidelines requiring that our nonemployee directors and designated officers maintain minimum ownership interests in Oceaneering relative to the cash retainer generally paid to nonemployee directors (“Retainer”) or current annual base salary of the officer (“Base Salary”). Under the guidelines, we expect each of our nonemployee directors and senior officers to own a number of shares of our Common Stock having a market value or cost basis, whichever is greater, that is not less than a multiple of the Retainer or Base Salary as provided in the following table.

Level	Multiple of Retainer or Base Salary
Nonemployee Directors	5
Chief Executive Officer	5
President, Chief Operating Officer and Corporate Senior Vice Presidents	3
Other Senior Vice Presidents	2

The following forms of ownership are recognized in determining the number of shares of our Common Stock owned by a nonemployee director or executive officer for purposes of satisfying the stock ownership guidelines:

•	direct ownership of shares;

•	indirect ownership of shares, including stock or stock equivalents held in our retirement plan; and

•	vested and unvested shares of restricted stock and restricted stock units awarded under our long-term incentive programs.
Each nonemployee director and officer has five years from the date of his or her initial election or appointment to comply with the stock ownership guidelines. In the event that a nonemployee director or officer does not meet the stock ownership level within the specified time period, he or she will be prohibited from selling any stock acquired through vesting of restricted stock or restricted stock units, or upon exercise of stock options, except to pay for applicable taxes or the exercise price, until he or she satisfies the requirements. Each of our current nonemployee directors and Named Executive Officers is covered by this policy and currently satisfies the stock ownership guidelines applicable to him or is within the period allowed to achieve compliance.
Prohibitions on Derivatives Trading, Hedging, etc.
Oceaneering maintains a policy that prohibits all of its directors, officers and employees, including the Named Executive Officers, from (1) engaging in “short sales” or trading in puts, calls or other options on our Common Stock, (2) engaging in hedging transactions involving our Common Stock and (3) holding shares of our Common Stock in a margin account or pledging shares of our Common Stock as collateral for a loan.
Tax Deductibility of Pay
Section 162(m) of the Code generally disallows a deduction to public companies for annual compensation over $1 million paid to a chief executive officer and certain other executive officers (“covered employees”). Prior to 2018, compensation paid to our covered employees that met the Section 162(m) requirements of “qualified performance-based compensation” was not subject to this deduction limitation. Effective for our taxable year beginning January 1, 2018, Section 162(m) was amended to eliminate the exception for qualified performance-based compensation, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. Although the deductibility of compensation is a consideration evaluated by the Committee, the Committee believes it is important to preserve flexibility in designing compensation programs and that the lost deduction on compensation payable in excess of the $1-million limitation for the Named Executive Officers who are covered employees does not outweigh the benefit of being able to attract and retain talented management. Accordingly, the Committee will continue to retain the discretion to approve compensation that is subject to the $1-million deductibility limit.
Compliance with Internal Revenue Code Section 409A
Section 409A of the Code can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide, or might be considered to provide, nonqualified deferred compensation. We seek to ensure that our compensation arrangements are either exempt from or comply with Section 409A.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
William B. Berry, Chair Deanna L. Goodwin Jon Erik Reinhardsen

COMPENSATION OF EXECUTIVE OFFICERS
The following table summarizes compensation of our Chief Executive Officer, our Senior Vice President and Chief Financial Officer, who served as our principal financial officer through December 31, 2019, and our three other most highly paid executive officers for the year ended December 31, 2019. We refer to these persons as the Named Executive Officers.
Summary Compensation Table

Name and Principal Position as of December 31, 2019	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Roderick A. Larson	2019	721,000	—	1,286,151	1,217,794	405,260	3,630,205
President and Chief	2018	700,000	—	1,120,554	411,072	393,463	2,625,089
Executive Officer	2017	650,685	—	1,303,332	213,807	344,615	2,512,439

Charles W. Davison, Jr.	2019	360,110	—	1,817,776	370,845	139,176	2,687,907
Chief Operating Officer (1)

Alan R. Curtis	2019	406,065	—	402,426	366,582	138,622	1,313,695
Senior Vice President and	2018	346,500	—	234,198	113,949	127,723	915,842
Chief Financial Officer	2017	330,000	—	254,616	60,723	118,431	827,234

David K. Lawrence	2019	363,825	—	274,021	325,542	109,394	1,072,782
Senior Vice President, General	2018	346,500	—	234,198	113,949	106,476	801,123
Counsel and Secretary	2017	330,000	—	254,616	60,723	99,872	745,211

Stephen P. Barrett	2019	334,750	—	265,400	296,345	74,816	971,311
Senior Vice President,	2018	325,000	—	231,228	106,879	86,092	749,199
Business Development (1)	2017	325,000	—	278,615	59,803	77,531	740,949

(1)
No information is reported for Mr. Davison for 2018 or 2017, as he was not a named executive officer under the rules of the SEC for those years. Mr. Barrett resigned from his position as Senior Vice President, Business Development effective March 2, 2020, and currently serves in a transitional support role.

(2)	No discretionary bonuses were awarded to the Named Executive Officers for the indicated years.

(3)
The amounts reflect the aggregate grant date fair values of awards of restricted stock units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Notes 8, 9 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2017, 2018 and 2019, respectively.

(4)
The amounts shown for 2019 are comprised of the following for each Named Executive Officer: (a) annual bonus payments made pursuant to our Annual Cash Bonus Award Program for 2019: Mr. Larson – $839,794; Mr. Davison – $370,845; Mr. Curtis – $283,782; Mr. Lawrence – $254,262; and Mr. Barrett – $218,345 (see “Compensation Discussion and Analysis — Annual Incentive Awards Paid in Cash” above); and (b) except for Mr. Davison, who joined Oceaneering in 2019, cash payments made pursuant to performance units awarded in 2017, as determined by the Compensation Committee in February 2020, based on performance for the period from January 1, 2017 through December 31, 2019 at between threshold and target levels, reflecting cumulative three-year EBITDA below the threshold and relative TSR at between threshold and target levels.

The amounts shown for 2018 were comprised of annual bonus payments made under our Annual Cash Bonus Award Program for 2018. No cash payments were made pursuant to performance units awarded in 2016, as the Compensation Committee determined that the threshold level of performance for the period from January 1, 2016 through December 31, 2018, was not attained for either average return on invested capital or cumulative EBITDA.
The amounts shown for 2017 were comprised of annual bonus payments made under our Annual Cash Bonus Award Program for 2017. No cash payments were made pursuant to performance units awarded in 2015, as the Compensation Committee determined that the threshold level of performance for the period from January 1, 2015 through December 31, 2017, was not attained for either average return on invested capital or cumulative EBITDA.

(5)
The amount included for each attributable perquisite or personal benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by any Named Executive Officer.

(6)	The amounts shown for 2019 are attributable to the following:

•
Mr. Larson: (a) $360,500 for our contribution to his notional SERP account; (b) $16,800 for our contribution to his 401(k) plan account; (c) $5,992 for basic life insurance premium; and (d) $21,968 for perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; and use of a company-provided automobile;

•
Mr. Davison: (a) $108,500 for our contribution to his notional SERP account; (b) $6,200 for our contribution to his 401(k) plan account; (c) $3,010 for basic life insurance premium; and (d) $21,466 for perquisites and other personal benefits comprised of: provision of excess liability insurance; premium for a supplemental medical insurance plan; and club membership;

•
Mr. Curtis: (a) $101,516 for our contribution to his notional SERP account; (b) $16,800 for our contribution to his 401(k) plan account; (c) $3,283 for basic life insurance premium; and (d) $17,023 for perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium for a supplemental medical insurance plan;

•
Mr. Lawrence: (a) $72,765 for our contribution to his notional SERP account; (b) $12,770 for our contribution to his 401(k) plan account; (c) $6,416 for basic life insurance premium; and (d) $17,443 for perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium for a supplemental medical insurance plan; and

•
Mr. Barrett: (a) $66,950 for our contribution to his notional SERP account; (b) $1,463 for our contribution to his 401(k) plan account; (c) $4,452 for basic life insurance premium; and (d) $1,951 for perquisites and other personal benefits comprised of: provision of excess liability insurance.

The following table provides information about the equity and non-equity awards to the Named Executive Officers under our Incentive Plan during the year ended December 31, 2019
Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
			Threshold ($)	Target ($)	Maximum ($)
Roderick A. Larson	2/28/2019	(1)	973,350	1,946,700	3,893,400	83,246	$1,286,151
	2/28/2019	(2)	202,781	901,250	1,739,413
Charles W. Davison, Jr.	2/28/2019	(1)	465,000	930,000	1,860,000	111,247	$1,817,776
	2/28/2019	(2)	81,025	360,110	695,012
Alan R. Curtis	2/28/2019	(1)	304,550	609,100	1,218,200	26,047	$402,426
	2/28/2019	(2)	68,523	304,549	587,779
David K. Lawrence	2/28/2019	(1)	207,400	414,800	829,600	17,736	$274,021
	2/28/2019	(2)	61,395	272,869	526,637
Stephen P. Barrett	2/28/2019	(1)	200,850	401,700	803,400	17,178	$265,400
	2/28/2019	(2)	52,723	234,325	452,247

(1)
The amounts presented show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2019 if the threshold, target or maximum goal is satisfied for each of the performance measures. The potential payouts are performance-driven and, therefore, at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(2)
The amounts presented show the possible threshold, target and maximum bonus amounts that could have been payable under our 2019 Annual Cash Bonus Award Program. For a discussion of the program and related 2019 results, see “Compensation Discussion and Analysis — Annual Incentive Awards Paid in Cash.”

(3)
The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in 2019. For a description of the awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(4)
The amounts reflect the aggregate grant date fair value of restricted stock units computed under FASB ASC Topic 718 awarded to the Named Executive Officers in 2019. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. For a description of the awards, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

The following table provides information on the current holdings of unvested restricted stock units for the Named Executive Officers as of December 31, 2019. There were no outstanding stock options held by the Named Executive Officers in 2019.

Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Roderick A. Larson	193,355	$2,882,923
Charles W. Davison, Jr.	111,247	$1,658,693
Alan R. Curtis	52,450	$782,030
David K. Lawrence	39,659	$591,316
Stephen P. Barrett	39,776	$593,060

(1)
Reflects unvested restricted stock units awarded pursuant to the Restricted Stock Unit Agreements entered into with the Named Executive Officers in 2017, 2018 and 2019, including the agreement providing for the Sign-on Award to Mr. Davison, comprised of 83,580 restricted stock units granted as of his employment date (the “Sign-on Agreement” below). The vesting schedules for these restricted stock units are as follows:

Name	2017 Agreement (# of Units) Vesting Date	2018 Agreement (# of Units) Vesting Date		2019 Agreement (# of Units) Vesting Date			Total
	2/24/2020	12/15/2020	3/1/2021	12/15/2020	12/15/2021	2/28/2022	(# of Units)
Roderick A. Larson	47,856	—	62,253	—	—	83,246	193,355
Alan R. Curtis	10,353	—	16,050	—	—	26,047	52,450
David K. Lawrence	8,912	13,011	—	11,824	5,912	—	39,659
Stephen P. Barrett	9,752	—	12,846	—	—	17,178	39,776

Name	Sign-on Agreement (# of Units) Vesting Date		2019 Agreement (# of Units) Vesting Date			Total
	6/3/2020	6/3/2021	12/15/2020	12/15/2021	2/28/2022	(# of Units)
Charles W. Davison, Jr.	20,175	63,405	—	—	27,667	111,247

(2)
Market value of unvested restricted stock units assumes a price of $14.91 per share of our Common Stock as of December 31, 2019, which was the closing price of our Common Stock, as reported by the NYSE, on that date.

The following table provides information for the Named Executive Officers on the number of shares acquired during 2019 following vesting of restricted stock unit awards and the value realized. There were no outstanding stock options held by the Named Executive Officers in 2019.
Stock Vested

Name	Stock Awards
	Number of Shares Acquired after Vesting	Value Realized on Settlement (1)
Roderick A. Larson	22,124	$368,365
Charles W. Davison, Jr.	—	$—
Alan R. Curtis	8,850	$147,353
David K. Lawrence	7,375	$122,794
Stephen P. Barrett	9,218	$153,480

(1)
The amounts reflect the gross value realized for shares acquired after vesting of restricted stock units, pursuant to the Restricted Stock Unit Agreements entered into in 2016 with the indicated Named Executive

Officers, at a price of $16.65 per share of our Common Stock as of February 18, 2019, which was the closing price of our Common Stock, as reported by the NYSE, on that date. No amounts are provided for Mr. Davison, who joined Oceaneering in 2019.
We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.
Nonqualified Deferred Compensation
Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of his or her notional account balance at the time of termination of employment. A participant vests in one-third of our credited amounts each year, subject to accelerated vesting upon the soonest to occur of: (1) the date the participant has completed ten years of participation; (2) the date that the sum of the participant’s age and years of participation equals 65; (3) the date of termination of employment by reason of death or disability; and (4) the date of termination of employment within two years following a change of control. Messrs. Curtis, Lawrence and Barrett are fully vested in their SERP accounts. All participants, including Messrs. Larson and Davison, are fully vested in deferred base salary and bonus.
Amounts accrued under the SERP are adjusted for earnings and losses as if invested in one or more deemed investments selected by the participants from those designated as alternatives by the SERP administrative committee, the members of which are selected by our Board. The deemed investment vehicles are a variety of mutual fund variable accounts. Participants may reallocate their notional accounts within that group of mutual fund variable accounts by notifying the third-party administrative agent of our SERP. The administrative agent adjusts each participant’s account with any hypothetical income, gain or loss and any payments or distributions attributable to such account on a daily basis, or at such other times as the administrative agent determines, based on the performance of the specific deemed investments selected from time to time by the participant. We do not provide any “above market or preferential earnings” (as defined by SEC rules) on any amount of deferred compensation pursuant to our SERP or otherwise.
For the year ended December 31, 2019, as reported by the administrative agent of our SERP, the deemed investment options available pursuant to our SERP generated hypothetical annual returns (losses) ranging from 1.9% to 38.5%.
The following table provides information on our nonqualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

Name	Executive Contributions in 2019 ($)	Company Contributions in 2019 ($)(1)	Aggregate Earnings (Losses) in 2019 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2019 ($)(3)
Roderick A. Larson	55,536	360,500	466,651	—	2,898,750
Charles W. Davison, Jr.	—	108,500	6,581	—	115,081
Alan R. Curtis	—	101,516	499,361	—	2,453,735
David K. Lawrence	—	72,765	185,923	—	1,138,621
Stephen P. Barrett	176,002	66,950	314,023	—	1,557,442

(1)
The amounts reflect the credited contributions we made to the accounts of the Named Executive Officers in 2019. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)
The amounts reflect hypothetical accrued gains (or losses) in 2019 on the aggregate of contributions by the Named Executive Officers and us on notional investments designed to track the performance of the funds selected by the Named Executive Officers, as reflected below. No amounts of such aggregate earnings are reported in the “Summary Compensation Table” above.

	Aggregate Earnings (Losses) for the Year
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
Roderick A. Larson	80,494	386,157	466,651
Charles W. Davison, Jr.	—	6,581	6,581
Alan R. Curtis	264,239	235,122	499,361
David K. Lawrence	38,241	147,682	185,923
Stephen P. Barrett	236,948	77,075	314,023

(3)	The amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2019 as follows:

	Aggregate Balance
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
Roderick A. Larson	554,143	2,344,607	2,898,750
Charles W. Davison, Jr.	—	115,081	115,081
Alan R. Curtis	1,257,764	1,195,971	2,453,735
David K. Lawrence	224,291	914,330	1,138,621
Stephen P. Barrett	1,166,445	390,997	1,557,442
Potential Payments on Termination or Change of Control
As described in the “Compensation Discussion and Analysis” above, we have entered into Change-of-Control Agreements with each of the Named Executive Officers and, with Mr. Davison, the Retention Agreement. Upon a change of control of Oceaneering, the Named Executive Officers may be subject to certain excise taxes pursuant to Section 4999 of the Code. The Change-of-Control Agreements do not provide for reimbursement of such excise taxes. The Change-of-Control Agreements provide for reduction of the Named Executive Officer’s calculated severance package to the safe-harbor amount (as described in “Compensation Discussion and Analysis — Post-Employment Compensation Programs — Change-of-Control Agreements” above), if doing so would provide a greater benefit on an after-tax basis. Whether an excise tax liability arises will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable. The tables below do not reflect any such reduction for any of the Named Executive Officers. All of the outstanding long-term incentive agreements of the Named Executive Officers have provisions for settlement in the event of death, disability or a change of control. The Retention Agreement has provisions for payments in the event of death, disability, termination by Oceaneering without cause (as defined) and termination by Mr. Davison with good reason (as defined).
Assuming a December 31, 2019 termination date and, where applicable, using the closing price of our Common Stock of $14.91 per share on December 31, 2019 (the last trading day on the NYSE in 2019), the tables below show potential payments to each of the Named Executive Officers under the existing contracts, agreements, plans or arrangements, whether written or unwritten, in the event of a termination of such executive’s employment, including amounts payable pursuant to benefits or awards in which the Named Executive Officers are already vested. As used in the agreements referenced in the tables below, the terms “cause,” “disability, “change of control,” “disability” and “good reason” have the meanings defined in the Change-of-Control Agreements or Retention Agreement, as applicable. For those definitions, see “Compensation Discussion and Analysis — Post-Employment Compensation” above.

Roderick A. Larson
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$360,500	(1)	$—		$5,948,250	(2)
Benefit Plan Participation	—		1,874	(1)	—		252,252	(3)
Restricted Stock Units (unvested & accelerated)	—		—		2,882,923	(4)	2,882,923	(5)
Performance Units (unvested & accelerated)	—		—		4,214,700	(6)	11,453,400	(7)
Accrued Vacation/Base Salary	104,670		104,670		104,670		104,670
SERP (vested)	2,279,325	(8)	2,279,325	(8)	2,279,325	(8)	2,279,325	(8)
SERP (unvested)	—	(8)	—	(8)	619,425	(8)	619,425	(8)
TOTAL	$2,383,995		$2,746,369		$10,101,043		$23,540,245

Charles W. Davison, Jr.
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$1,310,000	(1)	$1,000,000	(1)	$2,960,220	(2)
Benefit Plan Participation	—		1,867	(1)	—		22,404	(3)
Restricted Stock Units (unvested & accelerated)	—		—		1,658,693	(4)	1,658,693	(5)
Performance Units (unvested & accelerated)	—		—		930,000	(6)	930,000	(7)
Accrued Vacation/Base Salary	35,787		35,787		35,787		35,787
SERP (vested)	—	(8)	—	(8)	—	(8)	—	(8)
SERP (unvested)	—	(8)	—	(8)	115,081	(8)	115,081	(8)
TOTAL	$35,787		$1,347,654		$3,739,561		$5,722,185

Alan R. Curtis
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$374,829	(1)	$—		$1,421,228	(2)
Benefit Plan Participation	—		1,874	(1)	—		134,328	(3)
Restricted Stock Units (unvested & accelerated)	—		—		782,030	(4)	782,030	(5)
Performance Units (unvested & accelerated)	—		—		1,179,200	(6)	3,020,800	(7)
Accrued Vacation/Base Salary	62,472		62,472		62,472		62,472
SERP (vested)	2,453,735	(8)	2,453,735	(8)	2,453,735	(8)	2,453,735	(8)
TOTAL	$2,516,207		$2,892,910		$4,477,437		$7,874,593

David K. Lawrence
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$195,906	(1)	$—		$1,273,388	(2)
Benefit Plan Participation	—		1,857	(1)	—		148,680	(3)
Restricted Stock Units (unvested & accelerated)	—		—		591,316	(4)	591,316	(5)
Performance Units (unvested & accelerated)	—		—		881,080	(6)	2,332,400	(7)
Accrued Vacation/Base Salary	55,973		55,973		55,973		55,973
SERP (vested)	1,138,621	(8)	1,138,621	(8)	1,138,621	(8)	1,138,621	(8)
TOTAL	$1,194,594		$1,392,357		$2,666,990		$5,540,378

Stephen P. Barrett
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$167,375	(1)	$—		$1,138,150	(2)
Benefit Plan Participation	—		1,490	(1)	—		107,232	(3)
Restricted Stock Units (unvested & accelerated)	—		—		593,060	(4)	593,060	(5)
Performance Units (unvested & accelerated)	—		—		869,700	(6)	2,363,400	(7)
Accrued Vacation/Base Salary	51,500		51,500		51,500		51,500
SERP (vested)	1,557,442	(8)	1,557,442	(8)	1,557,442	(8)	1,557,442	(8)
TOTAL	$1,608,942		$1,777,807		$3,071,702		$5,810,784

(1)
Payment of benefit is provided only if involuntary termination is the result of a reduction in force, except with respect to Mr. Davison while the Retention Agreement is in effect (see “Retention and Severance Payments Agreement” under the heading “—Post-Employment Compensation” in the “Compensation Discussion and Analysis” above). For Mr. Davison, payment of benefit is provided pursuant to the Retention Agreement in the event of termination by Oceaneering without cause, by Mr. Davison for good reason, or in the event of death or disability.

(2)
The amount for each Named Executive Officer reflects an amount equaling three times, for Mr. Larson, or two times, for other executives, the sum of: (a) the highest annual rate of base salary for the then-current year or any of the three years preceding the date of termination or, for Mr. Davison, the highest annual rate of base salary during the period beginning 180 days prior to and ending two years after the change of control (“Base Rate”); (b) the target award he is eligible to receive under the Annual Cash Bonus Program for the then-current year; and (c) for Mr. Larson, the maximum percentage of base salary contribution level by us for him in our SERP for the then-current year multiplied by his Base Rate, payable pursuant to his Change-of-Control Agreement. If applicable, the termination amount may be reduced to the “safe harbor amount” (see for more information, “Compensation Discussion and Analysis — Post-Employment Compensation Programs — Change-of-Control Agreements” above) if more beneficial to the Named Executive Officer on an after-tax basis.

(3)
The amount for each Named Executive Officer, other than Mr. Davison, reflects the estimated value of the benefit to him to receive the same level of medical, life insurance and disability benefits for a period of 36 months, for Mr. Larson, or 24 months, for other executives, after termination that is payable pursuant to the executive’s Change-of-Control Agreement. The amount for Mr. Davison reflects the estimated value of the benefit to him to receive post-employment health insurance benefits for a period of 12 months after termination that is payable pursuant to his Change-of-Control Agreement.

(4)
The amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2017, 2018 and 2019 Restricted Stock Unit Agreements.

(5)
The amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2017, 2018 and 2019 Restricted Stock Unit Agreements and Change-of-Control Agreement.

(6)
Upon death or disability, the performance units awarded pursuant to the 2017, 2018 and 2019 Performance Unit Agreements would vest and the final values of the units would be determined as follows: (a) for the 2017 performance units awarded, the final value would be equal to the value determined by the Compensation Committee based on Oceaneering’s attainment with respect to the performance measures established at the time of award; and (b) for the 2018 and 2019 performance units awarded, the final value would be equal to the target value of $100 per unit. The amount for each Named Executive Officer reflects cash payment for performance units awarded in 2017, as a result of our achievement of goals established by the Compensation Committee for the period from January 1, 2017 through December 31, 2019 at between threshold and target levels, reflecting cumulative three-year EBITDA below the threshold and relative TSR at between threshold and target levels. This amount is included for the executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above.

(7)
The performance units awarded pursuant to the 2017, 2018 and 2019 Performance Unit Agreements would vest and the final values of the units would be determined as follows: (a) for each of Messrs. Larson, Curtis, Lawrence and Barrett, the final value would be equal to the maximum value of $200 per unit pursuant to his Legacy CoC Agreement; and (b) for Mr. Davison, the final value would be equal to the target value of $100 per unit pursuant to his Change-of-Control Agreement under the CoC Plan.

(8)
The amount for each Named Executive Officer reflects the accumulated account values (including gain and losses) of contributions by the Named Executive Officer and Oceaneering for vested amounts and by Oceaneering for unvested amounts. Messrs. Curtis, Lawrence and Barrett were fully vested in their respective SERP accounts. For more information on SERP amounts, see “Nonqualified Deferred Compensation” above.

CEO Pay Ratio
The table below sets forth comparative information regarding: (1) the annual total compensation of our Chief Executive Officer for the year ended December 31, 2019; (2) the median of the annual total compensation of all employees of Oceaneering (including its consolidated subsidiaries), excluding our Chief Executive Officer, for the year ended December 31, 2019, determined on the basis described below; and (3) a ratio comparison of those two amounts (the “CEO Pay Ratio”). These amounts were determined in accordance with rules prescribed by the SEC. For 2019 the CEO Pay Ratio was 54:1, as explained below.
For purposes of determining the median of the annual total compensation of all Oceaneering employees, excluding our Chief Executive Officer, for the year ended December 31, 2019, the applicable SEC rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. For these purposes, we used total cash compensation, as determined from payroll records for the period from October 31, 2018 through November 1, 2019 (the “Measurement Date”), as our consistently applied compensation measure. We did not take into account equity-based incentive compensation awards, because less than 5% of our employees receive those awards. Except as noted below, we included all Oceaneering employees as of the Measurement Date, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, and we did not annualize the compensation for any full-time employees that were not employed by us for the entire measurement period. In accordance with SEC rules, we availed ourselves of a de minimis exemption to exclude a number of non-U.S. employees who collectively represented fewer than 5% of the approximately 10,242 total employees as of the Measurement Date (such total being the total number of U.S. and non-U.S. employees irrespective of the de minimis exemption and the total number used for the de minimis calculation). Under this exemption, we excluded all employees from the following jurisdictions: Azerbaijan (152 employees); Indonesia (76 employees); Malaysia (61 employees); Mexico (51 employees); Oman (13 employees); Papua New Guinea (1 employee); and Thailand (15 employees).
After identifying the median employee, based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2019 for the Named Executive Officers as set forth in the “Summary Compensation Table.”

Annual Total Compensation	Amount
Chief Executive Officer (A)	$3,630,205
Median of all employees (excluding our Chief Executive Officer) (B)	$67,380
Ratio of (A) to (B)	54
Our Chief Executive Officer’s targeted total compensation for 2019 was equal to $5,260,361. The ratio of such compensation to the median annual total compensation of all employees for 2019 (excluding our Chief Executive Officer), shown above, is 78:1. For this purpose, our Chief Executive Officer’s targeted compensation for 2019 is the sum of: (1) Mr. Larson’s base salary and 2019 annual cash bonus opportunity at target; (2) the grant-date fair value of his 2019 restricted stock unit awards; (3) the target value of his 2019 performance unit awards; and (4) all other compensation Mr. Larson earned in 2019.
COMPENSATION OF NONEMPLOYEE DIRECTORS
Our nonemployee directors receive annual cash retainers and awards of restricted stock as compensation for their service. The aggregate of such compensation is targeted at the median of the total direct compensation for nonemployee directors in the Compensation Peer Group, adjusted in the case of the Chairman of our Board for the median of the premium paid to nonexecutive chairmen in the Compensation Peer Group, as assessed by the Compensation Consultant and recommended by the Compensation Committee. The Board has indicated its intent to approve cash retainers comprising approximately one-third, and restricted stock awards (in terms of grant-date fair value) comprising approximately two-thirds, of the total direct compensation of our nonemployee directors.
For 2019, our nonemployee directors received, in quarterly installments, annual cash retainers, as follows: Mr. Huff: $105,000; and each of our other nonemployee directors: $70,000. Additional annual cash retainers of $30,000 to the chairman of the Audit Committee and $20,000 to each of the chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee were also paid in quarterly installments. During 2019, we did not pay nonemployee directors any additional amount for attendance at meetings of the Board or committees of the Board. Mr. Larson, our Chief Executive Officer, does not receive separate compensation for his service as a director. See the “Summary Compensation Table” above for information concerning the compensation paid to Mr. Larson.
During 2019, besides payment of annual retainers, our nonemployee directors were also allowed to participate in health care coverage the same as provided to employees in our basic medical plans. Nonemployee directors could elect to participate in the health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. Mr. Huff’s Service Agreement, which is described below, provides for medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives. All directors are provided a group personal excess liability insurance policy at no cost to the directors, and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.
In 2019, our nonemployee directors were awarded shares of restricted stock under our Incentive Plan as follows: Mr. Huff: 15,715 shares; and each of our other nonemployee directors: 10,584 shares. In accordance with the terms of the applicable award agreements, the restricted stock awards vested in full on February 28, 2020. The awards were subject to (1) possible earlier vesting on a change of control or the termination of the director’s service due to death, and (2) such other terms as were set forth in the award agreements with the respective directors. For information about stock ownership guidelines for nonemployee directors, see “Compensation Discussion and Analysis — Stock Ownership Guidelines.”
The table below summarizes the compensation of our nonemployee directors for the year ended December 31, 2019.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)(4)	Total ($)
John R. Huff	105,000	242,797	—	1,951	349,748
William B. Berry	92,500	163,523	—	18,715	274,738
T. Jay Collins	80,000	163,523	—	27,121	270,644
Deanna L. Goodwin	90,000	163,523	—	40,158	293,681
M. Kevin McEvoy	70,000	163,523	—	27,349	260,872
Paul B. Murphy, Jr.	105,000	163,523	—	18,715	287,238
Jon Erik Reinhardsen	85,000	163,523	—	21,033	269,556
Steven A. Webster	80,000	163,523	—	13,219	256,742

(1)	The amounts shown are attributable entirely to annual retainers as described above.

(2)
The amounts reflect the aggregate grant date fair value of awards by us in 2019 related to restricted stock awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2019. The aggregate numbers of restricted shares outstanding as of December 31, 2019 were: 15,715 for Mr. Huff, and 10,584 for each of our other nonemployee directors.

(3)
The amount shown for each attributable perquisite or other personal benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites and other personal benefits received by any director.

(4)
The amounts shown for 2019 are attributable to the provision of excess liability insurance and, for all directors other than Mr. Huff, premiums for a supplemental medical insurance plan. In addition, for Ms. Goodwin and Messrs. Collins, McEvoy and Reinhardsen, perquisites and other personal benefits include an annual premium for basic health care provided by us. See the discussion below under the caption “Service Agreement with Mr. Huff” for information about various post-employment benefits provided to Mr. Huff.

Service Agreement with Mr. Huff
In 2001, we entered into a Service Agreement with Mr. Huff, when Mr. Huff was serving as our Chief Executive Officer and Chairman of the Board, replacing Mr. Huff’s prior employment agreement. That agreement was amended in 2006 and 2008 (as amended, the “Service Agreement”) to address, among other things, issues arising under Section 409A of the Code. The Service Agreement provides, among other things, for: (1) medical coverage on an after-tax basis to Mr. Huff, his spouse and two adult children for their lives, including any additional payment necessary to make him whole for any excise tax liability if payment thereof is a “parachute payment” (as defined in the Code); and (2) entitlement to post-retirement benefits of $800,000 per year for 10 years, which became fully vested and commenced on August 15, 2011, provided that in the event of Mr. Huff’s death, his disability or a change of control, all unpaid amounts would be accelerated and become payable in a non-discounted lump-sum payment. The Service Agreement also provides tax protection, generally to ensure that Mr. Huff will not be impacted adversely by taxes under Section 409A of the Code.
Also as part of Mr. Huff’s retirement benefits, we established an irrevocable grantor trust, commonly known as a “rabbi trust,” to provide Mr. Huff greater assurance of an adequate source of funds for the payment of post-retirement benefits under the Service Agreement. In connection with the establishment of the trust, we contributed to the trust a life insurance policy previously obtained on the life of Mr. Huff, and agreed to continue to pay the premiums due on that policy. When the life insurance policy matures, the proceeds of the policy will become assets of the trust. If the value of trust assets exceeds $4 million, as adjusted by the Consumer Price Index, at any time after January 1, 2012, the excess may be paid to us. In 2019, we elected to withdraw a portion of such excess. However, because the trust is irrevocable, the assets of the trust are generally not otherwise available to fund our future operations until the trust terminates, which is not expected to occur during the lives of Mr. Huff, his spouse or his children. Furthermore, no tax deduction will be available for our contributions to the trust; however, we may benefit from future tax deductions for benefits actually paid from the trust (although benefit payments from the trust are not expected to occur in the near term, because we expect to make direct payments of those benefits for the foreseeable future).
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board adopted a written policy with respect to related-person transactions to document procedures pursuant to which such transactions are reviewed and approved or ratified. The policy applies to any transaction in which (1) Oceaneering or any of its subsidiaries is a participant; (2) any related person has a direct or indirect material interest; and (3) the amount involved exceeds $120,000, but excludes generally any transaction that does not require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC and specifically certain categories of routine transactions, such as standard director compensation arrangements approved by the Board or a committee thereof, transactions in which all shareholders receive proportional benefits, and transactions available to our employees generally. Under the policy, related persons include our directors, nominees to become a director, executive officers, beneficial owners of 5% or more of our voting securities, immediate family members of any of the foregoing persons, and any entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership. Our policy includes a process to monitor and submit related-person transactions to the Nominating and Corporate Governance Committee, which will consider all of the relevant facts and circumstances available and evaluate whether to approve or ratify the transaction.
Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2019, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000. Stephen Lazar, Jr., who is a brother-in-law of Mr. McEvoy, serves as Director, Operational Excellence in our Operations Support group, for which he received total compensation for 2019 of approximately $181,000, which is commensurate with that of his peers.
No director or executive officer of Oceaneering who has served in such capacity since January 1, 2019 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2020 Annual Meeting of Shareholders, other than as described in this Proxy Statement.
PROHIBITIONS ON DERIVATIVES TRADING, HEDGING, ETC.
Oceaneering maintains a policy that prohibits all of its directors, officers and employees from (1) engaging in “short sales” or trading in puts, calls or other options on our Common Stock, (2) engaging in hedging transactions involving our Common Stock and (3) holding shares of our Common Stock in a margin account or pledging shares of our Common Stock as collateral for a loan.
PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee of the Board has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2020. Although we are not required to seek shareholder approval of the appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee would take if our shareholders fail to ratify the appointment. The Audit Committee retains the discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of Oceaneering. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.
In accordance with our Bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2020 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker non-votes marked on proxy cards will not be included in the tabulation of votes cast on this proposal.

Our Board unanimously recommends a vote FOR this proposal. The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2020, unless a contrary choice is set forth thereon or unless an abstention or broker non-vote is indicated thereon.
Independent Auditors’ Fees
The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2019 and 2018.

Fees Incurred for Audit and Other Services Provided by Ernst & Young LLP	2019	2018
Audit Fees (1)	$2,796,300	$2,695,000
Audit-Related Fees (2)	81,358	46,000
Tax Fees (3)	94,200	100,000
All Other Fees (4)	—	8,000
Total	$2,971,858	$2,849,000

(1)
Audit Fees consisted of fees for professional services provided in connection with: (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.

(2)
Audit-Related Fees consisted of fees for accounting, consultation services, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.

(3)	Tax Fees consisted of tax compliance and consultation fees.

(4)	All Other Fees consisted of a subscription to Ernst & Young LLP’s informational on-line service.
The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2019 was compatible with maintaining that firm’s independence from us.
The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the Audit Committee is required to review the fees and other terms for the services provided by the independent auditors. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.
None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.
The Audit Committee has delegated to the chairman of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the chairman is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.
SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2021 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, so that such notice is received not later than November 27, 2020. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, any shareholder who intends to submit a proposal for consideration at our 2021 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our Bylaws, such notice must:

•	be received at our executive offices not earlier than November 9, 2020 and not later than close of business on January 8, 2021; and

•	satisfy requirements that our Bylaws specify.
A copy of the pertinent Bylaw provisions can be obtained from our Corporate Secretary on written request.
TRANSACTION OF OTHER BUSINESS
Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.
Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2020 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy and return it in the enclosed postage-paid return envelope, or vote via the Internet or by telephone by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.
WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2019. WRITTEN REQUESTS SHOULD BE MAILED TO DAVID K. LAWRENCE, CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., 11911 FM 529, HOUSTON, TEXAS 77041-3000.

By Order of the Board of Directors,

David K. Lawrence Senior Vice President, General Counsel and Secretary
March 27, 2020

2020 INCENTIVE PLAN OF
OCEANEERING INTERNATIONAL, INC.
1.Plan. This 2020 Incentive Plan of Oceaneering International, Inc. (this “Plan”) was adopted by Oceaneering International, Inc. (the “Company”), effective as of the Effective Date (as defined below), to reward certain corporate officers, directors and key employees of the Company by enabling them to acquire shares of common stock of the Company and/or through the provision of cash payments.
2.Objectives. This Plan is designed to attract and retain key employees of the Company and its Subsidiaries, to attract and retain qualified directors of the Company, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in the growth and performance of the Company and its Subsidiaries.
3.Definitions. As used herein, the terms set forth below shall have the following respective meanings:
“Award” means the grant, by the Company pursuant to this Plan, of any Option, SAR, Stock Award or Cash Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee, or the Board in the case of Awards to Nonemployee Directors, may establish in order to fulfill the objectives of this Plan.
“Award Agreement” means any agreement issued for and on behalf of the Company setting forth, in writing, the terms, conditions and limitations applicable to an Award.
“Board” means the Board of Directors of the Company.
“Cash Award” means an award, granted by the Company pursuant to this Plan, denominated and paid in cash, and includes Performance Awards paid in cash.
“Change of Control” means:
(A)any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and the rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or
(B)individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the Effective Date (other than a Director designated by a Person who has entered into an agreement with the Company to effect any transaction described in Clause (A), (C), (D) or (E) of this definition) whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or
(C)the Company is merged or consolidated with another corporation or entity, and as a result of such merger or consolidation, less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or
(D)the consummation of a (i) tender offer or (ii) exchange offer by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

(E)all or substantially all of the assets of the Company are sold or transferred to a Person as to which:

(1)	the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets; and

(2)	the financial results of the Company and such Person are not consolidated for financial reporting purposes.
(F)Anything else in this definition to the contrary notwithstanding:

(1)
no Change of Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring more than 20% of either the combined voting power of the Company’s outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise; and

(2)	no Change of Control shall be deemed to have occurred unless such event constitutes an event specified in Section 409A(a)(2)(A)(v) of the Code and the Treasury regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended from time to time; reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
“Committee” means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer this Plan.
“Common Stock” means the Common Stock, par value $0.25 per share, of the Company.
“Company” means Oceaneering International, Inc., a Delaware corporation.
“Director” means an individual serving as a member of the Board.
“Dividend Equivalents” means an amount equal to dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record on a like number of shares of Common Stock.
“Effective Date” means May 8, 2020 or, if different, the actual date of the Company’s 2020 annual meeting of stockholders, after giving effect to any adjournment or postponement thereof, as the case may be.
“Employee” means an employee of the Company or any of its Subsidiaries or an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee within the six months immediately following the making of an Award to such individual.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed or quoted on a national securities exchange, the closing price per share of Common Stock reported or quoted on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed or quoted on that date, or, if there shall have been no such sale so reported or quoted on that date, on the last preceding date on which such a sale was so reported or quoted, (ii) if the Common Stock is not so listed or quoted, the closing price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, Inc., or, if not reported by the Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated, or (iii) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.

“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.
“Nonemployee Director” means a Director who is not an Employee.
“Nonqualified Option” means an Option that is not an Incentive Option.
“Option” means a right, granted by the Company pursuant to this Plan, to purchase a specified number of shares of Common Stock at a specified price.
“Participant” means an Employee or Director to whom an Award has been made under this Plan.
“Performance Award” means a Stock Award or a Cash Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Committee may determine and which will be paid in cash or shares of Common Stock or a combination of the foregoing.
“Person” means any individual, corporation, partnership, “group” (as such term is used in Rule 13d-5 under the Exchange Act), association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, and the related rules and regulations promulgated thereunder.
“Plan” means this 2020 Incentive Plan of Oceaneering International, Inc., as amended from time to time.
“Prior Plan” means the Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc.
“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.
“Restricted Stock Unit” means a unit that is restricted or subject to forfeiture provisions evidencing the right to receive one share of Common Stock or cash equal to the Fair Market Value of one share of Common Stock.
“Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock or Restricted Stock Units is made pursuant to this Plan and ending as of the date upon which such Award is issued (if not previously issued), no longer restricted or no longer subject to forfeiture provisions.
“SAR” means a right to receive a payment, in cash or shares of Common Stock, equal to the excess of the Fair Market Value of a share of Common Stock on the date the right is exercised over the Fair Market Value of a share of Common Stock on the date of grant.
“Section 409A” means Section 409A of the Code.
“Stock Award” means an award, granted by the Company pursuant to this Plan, in the form of shares of Common Stock or units denominated in shares of Common Stock, and includes Restricted Stock, Restricted Stock Units and Performance Awards that may be settled in shares of Common Stock; Stock Awards shall not include Options or SARs.
“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).
“Voting Securities” means, with respect to any corporation or other business enterprise, those securities which under ordinary circumstances entitle the holder thereof to vote for the election of directors or others charged with comparable duties under applicable law.

4.Eligibility.
(a)Employees. Employees eligible for Awards under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries.
(b)Directors. Directors eligible for Awards under this Plan are those who are Nonemployee Directors.
5.Common Stock Available for Awards; Plan and Award Limitations.
(a)Common Stock Available Under this Plan. Subject to the provisions of paragraph 15 hereof, there shall be an aggregate of 4,500,000 shares of Common Stock available for Awards under this Plan, granted wholly or partly and including rights or Options that may be exercised for, or settled in, shares of Common Stock. The number of shares of Common Stock that are the subject of Awards under this Plan that are canceled, terminated, forfeited or expire unexercised shall again immediately become available for Awards hereunder as if such shares had never been the subject of an Award. The number of shares of Common Stock available under this Plan shall not be increased by shares of Common Stock tendered, surrendered or withheld in connection with the exercise or settlement of an Award or the Company’s tax withholding obligations. Upon shareholder approval of this Plan, no additional grants may be made pursuant to the Prior Plan, and any shares of Common Stock available for Awards under the Prior Plan may not be used for Awards under this Plan.
(b)Plan Limitations. All shares of Common Stock available for Awards under this Plan may be granted as Incentive Options or as any other form of Stock Award.
(c)Director Award Limitations. No Nonemployee Director may be granted, during any single calendar year, Awards having an aggregate value, determined on each applicable grant date, when added to all cash compensation paid to the Director, other than in connection with the post-retirement payment associated with prior service as an officer or other employee of Oceaneering, during the same calendar year, in excess of $1,500,000.
(d)Adjustments. The limitations set forth in this paragraph are subject to adjustment in accordance with paragraph 15 hereof.
(e)Other Actions. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board, the Committee and the officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.
6.Administration.
(a)Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to paragraph 6(c) and paragraph 18 hereof, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is (i) not materially adverse to the Participant to whom such Award was granted, (ii) consented to by such Participant or (iii) authorized by paragraph 15(c) hereof; provided, however, that no such action shall (1) permit the term of any Option or SAR to be greater than ten years from the applicable grant date or (2) permit the extension of the term of any outstanding Option or SAR such that the resulting term is greater than ten years from the applicable grant date. The Committee may make an Award to an individual who it expects to become an employee of the Company or any of its Subsidiaries within the six months following the date the Award is made, with such

Award being subject to the individual actually becoming an employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Awards to Nonemployee Directors.
(b)Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.
(c)Prohibition on Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options and SARs may not be amended to (i) reduce the exercise price of outstanding Options or SARs or (ii) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.
7.Delegation. The Committee may delegate to one or more subcommittees of the Committee, another committee of the Board, the President and Chief Executive Officer of the Company, or to other senior officers of the Company its authority or duties under this Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, the Committee may not delegate to any officer of the Company its authority to make Awards to any officer of the Company. Any such delegation hereunder shall only be made to the extent permitted by applicable law.
8.Awards. Except as otherwise provided in paragraph 9 hereof pertaining to Awards to Nonemployee Directors, the Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement in such form as the Committee determines, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including any treatment upon a Change of Control, and shall be issued for and on behalf of the Company. Awards may consist of those listed in this paragraph 8 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including this Plan of any acquired entity; provided that, except as contemplated in paragraph 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR, respectively, with a higher exercise price nor may the exercise price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.
(a)Option. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The term of an Option shall not exceed ten years from the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which such Options become exercisable, shall be determined by the Committee.
(b)Stock Appreciation Right. An Award may be in the form of a SAR. The strike price for a SAR shall not be less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The term of a SAR shall not exceed ten years from the date of grant. Subject to the foregoing limitations, the terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which such SARs become exercisable, shall be determined by the Committee. As of the date of grant of a SAR, the Committee may specifically designate that the Award will be paid (i) only in cash, (ii) only in Common Stock, or (iii) in such other form or combination of forms as the Committee may elect or permit at the time of exercise.
(c)Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below.
(d)Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.
(e)Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The amount of cash or shares of Common Stock payable or issuable or vested pursuant to Performance Awards may be adjusted upward or downward, either on a formula or discretionary basis or any combination, as the Committee determines in its discretion. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Awards made pursuant to this Plan shall be determined by the Committee.
(f)Minimum Vesting. Any Award (other than a Cash Award) shall have a minimum vesting period or Restriction Period, as applicable, of one year from the date of grant, provided that (i) the Committee may provide for earlier vesting or termination of the Restriction Period following a Change of Control or upon termination of a Participant’s employment or service by reason of death, disability or retirement and (ii) Awards with respect to up to 5% of the shares of Common Stock authorized for grant pursuant to this Plan may have a vesting period or Restriction Period, as applicable, of less than one year.
9.Awards to Nonemployee Directors. Subject to the limitations set forth in paragraph 5(c) hereof, the Board may grant a Nonemployee Director of the Company one or more Awards, other than in the form of Incentive Options, and establish the terms thereof in accordance with paragraph 8 and consistent with the provisions therein for the granting of Awards to Employees by the Committee. Any such Award shall be subject to the applicable terms, conditions and limitations set forth in this Plan and the applicable Award Agreement. Upon the termination of service by a Participant who is a Nonemployee Director, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.
10.Award Payment; Dividends and Dividend Equivalents.
(a)General. As specified in the applicable Award Agreements, payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the right to receive such shares shall be evidenced by book-entry registration or in such other manner as the Committee may determine from time to time. Any statement of ownership evidencing such Restricted Stock shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto.
(b)Dividends, Dividend Equivalents and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award, subject to such terms, conditions and restrictions as the Committee may establish; provided that any dividends or Dividend Equivalents payable in connection with any Stock Award (as provided in the applicable Award Agreement) may accrue but will not, in any event, be payable until the expiration of the vesting period or Restriction Period, as applicable, of the underlying Stock Award. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments, dividends or Dividend Equivalents. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.
11.Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if set forth in the Award Agreement and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefore, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this paragraph 11.
12.Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by (i) the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award or (ii) withholding from the shares of Common Stock otherwise deliverable under the Award, in either case with respect to which withholding is required, up to the maximum tax rate applicable to the Participant. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.
13.Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend or modify an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by applicable law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of shares of Common Stock available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options or strike price of SARs, deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs. Notwithstanding any provision in this Plan to the contrary, this Plan shall not be amended or terminated in such manner that would cause this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such amendment or termination that may reasonably be expected to result in such failure shall be of no force or effect.
14.Assignability. Unless otherwise determined by the Committee (or the Board, in the case of Awards to Nonemployee Directors) and provided in the Award Agreement, no Award may be assigned or otherwise transferred except by will or the laws of descent and distribution or pursuant to a domestic relations order in a form acceptable to the plan administrator. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 14 shall be null and void.
15.Adjustments.
(a)The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
(b)In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock available under this Plan for Incentive Options and Stock Awards, (iii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iv) the exercise or other price in respect of such Awards, (v) the Stock-Based Award Limitations, and (vi) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (1) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (2) the exercise or other price in respect of such Awards, (3) the appropriate Fair Market Value and other price determinations for such Awards, (4) the number of shares of Common Stock available under this Plan for Incentive Options and Stock Awards, and (5) the Stock-Based Award Limitations to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.
(c)In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, to (i) provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award (and for awards not granted under this Plan), regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, (iii) provide for the acceleration of the vesting and exercisability of an Award and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof, (iv) cancel any Awards and direct the Company to deliver to the Participants who are the holders of such Awards cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards as of the date of such event, which, in the case of any Option, shall be the amount equal to the excess of the Fair Market Value of a share as of such date over the per-share exercise price for such Option (for the avoidance of doubt, if such Fair Market Value is less than such exercise price, the Option may be canceled for no consideration), or (v) cancel Awards that are Options and give the Participants who are the holders of such Awards notice and opportunity to exercise prior to such cancellation.
(d)No adjustment authorized by this paragraph 15 shall be made in such manner that would result in this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such adjustment that may reasonably be expected to result in such failure shall be of no force or effect.
16.Restrictions. No Common Stock or other form of payment shall be issued or made with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance or other payment will be in compliance with all applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
17.Unfunded Plan. This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
18.Section 409A.
(a)Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or Award will be reformed to avoid imposition of the additional tax, including that any Award subject to Section 409A held by a specified employee that is settled upon termination of employment (for reasons other than death) shall be delayed in payment until the expiration of six months, and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award. Awards made under this Plan are intended to comply with or be exempt from Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A.
(b)Unless the Committee provides otherwise in an Award Agreement, each Award of Restricted Stock Units or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A. If the Committee determines that an Award of Restricted Stock Units or a Cash Award is intended to be subject to Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A.
(c)If the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation §1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A.
19.Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.
20.Right to Continued Service or Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.
21.Clawback Right. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company pursuant to any applicable law regulation or stock exchange listing requirement and under any clawback policy adopted by the Company whether before or after the date of grant of the Award.
22.Usage. Words used in this Plan in the singular shall include the plural and vice versa, and words of one gender shall be construed to include the other gender and the neuter, in each case as the context requires.
23.Headings. The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.
24.Effectiveness. This Plan, as approved by the Board on February 21, 2020, shall be effective as of the Effective Date. This Plan shall continue in effect for a term of ten years commencing on the Effective Date, unless earlier terminated by action of the Board, and no further Awards may be granted under this Plan after the tenth anniversary of the Effective Date or, if earlier, termination by action of the Board, except as to Awards then outstanding under this Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.
Notwithstanding the foregoing, the adoption of this Plan and the prohibition of making additional grants pursuant to the Prior Plan are expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at the Company’s 2020 annual meeting of stockholders scheduled to be held on May 8, 2020, or any adjournment or postponement thereof, as the case may be. If the stockholders of the Company should fail to so approve this Plan, this Plan shall not be of any force or effect and the Prior Plan shall continue in force and effect.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D07306-Z76828-Z76920	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OCEANEERING INTERNATIONAL, INC.

The Board of Directors recommends a vote FOR each of the nominees listed:

1.	Election of Directors

	Nominees:			For	Withhold

	1a.	William B. Berry		0	0

	1b.	T. Jay Collins		0	0

	1c.	Jon Erik Reinhardsen		0	0

The Board of Directors recommends a vote FOR the following:								For	Against	Abstain

2.	Approval of the 2020 Incentive Plan							0	0	0

3.	Advisory vote on a resolution to approve the compensation of our named executive officers.							0	0	0

4.	Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2020							0	0	0

In their discretion, the proxies referred to herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com.

D07306-Z76828-Z76920

OCEANEERING INTERNATIONAL, INC. Annual Meeting of Shareholders May 8, 2020 8:30 AM Proxy Solicited on behalf of the Board of Directors for the 2020 Annual Meeting

Alan R. Curtis and David K. Lawrence, and each of them individually, are hereby appointed as agents and proxies, with full power of substitution and resubstitution, to vote all the shares of common stock of Oceaneering International, Inc. held of record by the undersigned as of the close of business on March 20, 2020, at the Annual Meeting of Shareholders to be held on May 8, 2020, at 8:30 a.m., Central Daylight Saving Time, in the Atrium of our offices at 11911 FM 529, Houston, Texas, 77041 and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2019 and the Notice of the 2020 Annual Meeting of Shareholders and related Proxy Statement.

This Proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR the election of each of the director nominees named in Proposal 1 and FOR Proposals 2, 3 and 4. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote the shares unless the proxy card is signed and returned, or vote by telephone or Internet as described below before the Annual Meeting.

Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the above to vote the shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, you should read the proxy statement and this proxy card in their entirety. Please follow the steps listed on the reverse side. Your vote will be confirmed and posted promptly. Thank you for voting.

Continued and to be signed on reverse side

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Daylight Saving Time, the day before the cut-off date of May 1, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Daylight Saving Time, the day before the cut-off date of May 1, 2020. Have your proxy card in hand when you call and then follow the instructions. You will need to provide the 16-digit identification number that is printed in the box below, marked by the arrow.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D07308-Z76828	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OCEANEERING INTERNATIONAL, INC.

The Board of Directors recommends a vote FOR each of the nominees listed:

1.	Election of Directors

	Nominees:			For	Withhold

	1a.	William B. Berry		0	0

	1b.	T. Jay Collins		0	0

	1c.	Jon Erik Reinhardsen		0	0

The Board of Directors recommends a vote FOR the following:								For	Against	Abstain

2.	Approval of the 2020 Incentive Plan							0	0	0

3.	Advisory vote on a resolution to approve the compensation of our named executive officers.							0	0	0

4.	Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2020							0	0	0

In its discretion, the Trustee referred to herein is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. .

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com.

D07306-Z76828

OCEANEERING INTERNATIONAL, INC. Annual Meeting of Shareholders May 8, 2020 8:30 AM Confidential Voting Instruction Form for 2020 Annual Meeting

The undersigned participant in the Oceaneering Retirement Investment Plan (the Plan) hereby directs Fidelity Management Trust Company, a Massachusetts trust company serving as trustee for the Plan (the Trustee), to vote all shares of common stock of Oceaneering International, Inc. held in the undersigned’s Plan account of record by the undersigned, as of the close of business on March 20, 2020, at the Annual Meeting of Shareholders to be held on May 8, 2020, at 8:30 a.m., Central Daylight Saving Time, in the Atrium of our offices at 11911 FM 529, Houston, Texas, 77041 and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2019 and the Notice of the 2020 Annual Meeting of Shareholders and related Proxy Statement.

This Voting Instruction Form, when properly executed and delivered to the Trustee, will provide the Trustee with instructions to vote the shares in your Plan account as of the record date as directed herein. If your Voting Instruction Form is not properly signed or dated or if no direction is provided, the shares in your Plan account as of the record date will be voted in the same proportion as the shares for which the Trustee timely receives valid voting instructions from participants in the Plan. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

Providing voting instructions by telephone or Internet eliminates the need to return this Voting Instruction Form. Before providing your voting instructions, you should read the proxy statement and Voting Instruction Form. Please follow the steps listed on the reverse side. Your voting instructions will be confirmed and posted promptly. Thank you for participating.

Continued and to be signed on reverse side